Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GreenLight Biosciences Holdings, PBC

at

$0.30 Net Per Share

by

SW MergerCo, Inc.

A wholly-owned subsidiary of

SW ParentCo, Inc., an affiliate of

Fall Line Endurance Fund, LP

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JULY 19, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of May 29, 2023 (as the same may be amended, the “Merger Agreement”), by and among GreenLight Biosciences Holdings, PBC, a Delaware public benefit corporation (“GreenLight” or the “Company”), SW ParentCo, Inc., a Delaware corporation (“Parent”), and SW MergerCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” or “Purchaser”). Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), of GreenLight (collectively, the “Shares”) in cash at a price per Share of $0.30, net to the holder of such Shares, without interest and subject to any applicable withholding Taxes (such amount or any amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements, collectively constitute the “Offer.” Pursuant to the Merger Agreement, following the consummation of the Offer, Purchaser will merge with and into GreenLight (the “Merger”), with GreenLight surviving the Merger on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, each outstanding Share (other than certain Shares specified in the Merger Agreement) will be converted into the right to receive the Offer Price.

The board of directors of GreenLight (the “GreenLight Board”) duly established a special committee of the GreenLight Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, analyze, evaluate, recommend or not recommend any proposed transaction involving GreenLight, and, if applicable, oversee and negotiate the terms of a definitive agreement with respect to any such transaction and recommend a definitive agreement reflecting the terms of the transactions contemplated thereby for adoption and approval by the GreenLight Board.

Following careful consideration, acting upon the unanimous recommendation of the Special Committee, the GreenLight Board has unanimously: (i) determined it is fair to and in the best interests of the Company and the stockholders of the Company, including the holders of Unaffiliated Voting Shares (as defined in the Merger Agreement), and declared it advisable to enter into each of the Merger Agreement, the Contribution and Exchange Agreement, the Advance Notes and related agreements, (ii) determined that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance of each of the Merger Agreement, Contribution and Exchange Agreement, the Advance Notes and related agreements and the consummation of the transactions contemplated respectively thereby and (iv) recommended that the stockholders of the Company tender their Shares in the Offer and their approval to adopt the Merger Agreement.

The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, which permits completion of the Merger upon the collective ownership by Parent, Purchaser and any other “affiliate” (as defined in Section 251(h) of the DGCL) of Purchaser of at least one Share more than a majority of all issued and outstanding Shares as of the Expiration Date (as defined in the Merger Agreement), but excluding any Shares held in treasury by GreenLight as of the expiration of the Offer or any other Shares acquired by GreenLight prior to the expiration of the Offer (including any such Shares acquired in connection with tax withholding or payment of the exercise price for the exercise of GreenLight options), and, if the Merger is so effected pursuant to Section 251(h) of the DGCL, no vote of GreenLight’s stockholders will be required to adopt the Merger Agreement or consummate the Merger.

Purchaser is not required to (and Parent shall not be required to cause Purchaser to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), pay for any Shares pursuant to the Offer if any of the following conditions, among others, exist or have occurred and are continuing at the scheduled Expiration Date:

(a) the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined in Section 251(h)(6) of the DGCL) do not represent at least (x) a majority of the outstanding Shares, not otherwise owned by Purchaser, its “affiliates” (as defined in Section 251(h)(6) of the DGCL) or the Rollover Investors (as defined below), and (y) that number of the Shares outstanding immediately following the consummation of the Offer that, together with the Shares owned by Purchaser, its “affiliates” (as defined in Section 251(h)(6) of the DGCL) and the Rollover Investors, equals at least such percentage of the Shares, and of each class or series thereof, that would be required to adopt the Merger Agreement under the DGCL and the Company Organizational Documents (as defined in the Merger Agreement) (such conditions, the “Minimum Condition”);

(b) any order shall have been issued (and still be in effect) by any Governmental Authority (as defined in the Merger Agreement) of competent jurisdiction preventing the consummation of the Offer or the Merger, or any Law (as defined in the Merger Agreement) shall have been enacted or deemed applicable to the Offer or the Merger (and still be in effect) by any Governmental Authority that prohibits or makes illegal the consummation of the Offer or the Merger;

(c) with respect to the representations and warranties of GreenLight set forth in the Merger Agreeent:

1)

the representations and warranties of GreenLight set forth in Section 3.2(a) (Capitalization) of the Merger Agreement shall not be true and correct in all respects, other than inaccuracies that are de minimis in amount (meaning that such inaccuracies, collectively, would not result in more than a de minimis increase in the aggregate consideration payable by Parent and Purchaser as contemplated by Article I and Article II of the Merger Agreement), as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

2)

each of the representations and warranties of GreenLight set forth in Section 3.1 (Organization and Good Standing), Section 3.3 (Authority), Section 3.21 (Brokers and Financial Advisors), Section 3.25 (State Takeover Laws) and Section 3.29 (No Rights Plan) of the Merger Agreement shall not be true and correct in all material respects as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); or

3)

each of the other representations and warranties of GreenLight set forth in the Merger Agreement, other than those sections specifically identified in clauses (1) and (2) of this paragraph (c), shall not be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” (as defined in the Merger Agreement and as described below) and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (3), where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as described in Section 12 - “The Merger Agreement; Other Agreements Representations and Warranties”);

(d) a Company Material Adverse Effect shall have occurred after the date of the Merger Agreement; or

(e) the Merger Agreement shall have been terminated in accordance with its terms.

The Offer is also subject to other conditions described in Section 16 - “Certain Conditions of the Offer.” The Minimum Condition may be changed, modified or waived by Purchaser only with the prior written consent of GreenLight on the terms and subject to the conditions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

No appraisal rights are available in connection with the Offer. However, if Purchaser accepts Shares in the Offer and the Merger is completed, stockholders may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Section 262 of the DGCL. Such stockholder will not be entitled to receive the Offer Price or the Merger Consideration (as defined below), in each case, net of applicable withholding taxes and without interest, but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. A summary of the principal terms of the Offer appears on pages 1 through 11. You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares in the Offer.

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to Continental Stock Transfer & Trust Company, in its capacity as depositary for the Offer (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 - “Procedures for Accepting the Offer and Tendering Shares,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 - “Procedures for Accepting the Offer and Tendering Shares.”

* * * * *

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to MacKenzie Partners, Inc., as information agent for the Offer (the “Information Agent”), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase and the related Letter of Transmittal form a part. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), and the Company and the Rollover Investors (as defined below) have filed a Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”), each in connection with the Offer and/or the other transactions contemplated by the Merger Agreement. This Offer to Purchase and the Letter of Transmittal and the other documents referred to in this Offer to Purchase, including the Schedule 14D-9 and the Schedule 13E-3 contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

This transaction has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

-i-

SUMMARY TERM SHEET

Purchaser, a wholly-owned subsidiary of Parent, is offering to purchase all of the outstanding shares of Common Stock of GreenLight at a price of $0.30 per Share, net to the holder of such shares in cash, without interest and subject to any applicable withholding Taxes, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal and the other exhibits to the Schedule TO. The following are some questions you, as a stockholder of GreenLight, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the Letter of Transmittal and the other exhibits to the Schedule TO. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Securities Sought	All outstanding shares of common stock, par value $0.0001 per share, of GreenLight Biosciences Holdings, PBC, a Delaware public benefit corporation.

Price Offered Per Share	$0.30 per share, net to the holder of such shares in cash, without interest and subject to any applicable withholding taxes.

Scheduled Expiration of Offer	One minute after 11:59 p.m., New York City time, on July 19, 2023, unless the Offer is extended or earlier terminated. See Section 1 - “Terms of the Offer.”

Purchaser	SW MergerCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent. Parent is controlled by Fall Line Endurance Fund, LP.

GreenLight Board’s Recommendation	Following careful consideration, acting upon the unanimous recommendation of the Special Committee, the GreenLight Board has unanimously: (i) determined it is fair to and in the best interests of the Company and the stockholders of the Company, including the holders of Unaffiliated Voting Shares (as defined in the Merger Agreement), and declared it advisable to enter into each of the Merger Agreement, the Contribution and Exchange Agreement, the Advance Notes and related agreements, (ii) determined that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance of each of the Merger Agreement, Contribution and Exchange Agreement, the Advance Notes and related agreements and the consummation of the transactions contemplated respectively thereby and (iv) recommended that the stockholders of the Company tender their Shares in the Offer and their approval to adopt the Merger Agreement.

Who is offering to buy my Shares?

SW MergerCo, Inc., a wholly-owned subsidiary of SW ParentCo, Inc., is offering to purchase all of the outstanding Shares. Purchaser is a Delaware corporation which was formed for the sole purpose of consummating the transactions contemplated by the Merger Agreement. Parent is controlled by Fall Line Endurance Fund, LP (together with their affiliates, “Fall Line”). See the “Introduction” and Section 8 - “Certain Information Concerning Parent and Purchaser.” Following the consummation of the Offer (i) but prior to the consummation of the Merger, each Rollover Investor will contribute his, her or its shares of Common Stock to Parent in exchange for shares of capital stock of Parent in the Rollover (as defined below) and (ii) after the Rollover Closing (as defined below) Purchaser will be merged with and into the Company, with the Company surviving the Merger as an entity that is wholly owned by the Rollover Investors. As of the date of this Offer to Purchase, the Rollover Investors own approximately 79.5% of the outstanding Shares, or approximately 120.5 million Shares. See Section 12 “The Merge Agreement; Other Agreements.”

How many Shares are you offering to purchase in the Offer?

We are making an offer to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 - “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire all of the equity interests in GreenLight. If the Offer is consummated, then Purchaser will merge with and into GreenLight as promptly as practicable after consummation of the Offer, with GreenLight as the surviving corporation following the Merger as a wholly owned subsidiary of Parent and Parent being an entity that is wholly owned by the Rollover Investors. Upon consummation of the Merger, the Company’s Shares will cease to be listed on the Nasdaq Stock Market LLC (“Nasdaq”) and will subsequently be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $0.30 per Share, net to you in cash, without interest and less any applicable withholding taxes. If you are the holder of record of your Shares and you tender them to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses to do so. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction,” Section 1 - “Terms of the Offer,” and Section 2 - “Acceptance for Payment and Payment for Shares.”

Is there an agreement governing the Offer?

Yes, Parent, Purchaser and GreenLight have entered into an Agreement and Plan of Merger, dated as of May 29, 2023 (as the same may be amended, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into GreenLight (the “Merger”). If the Minimum Condition (as defined in Section 15 - “Certain Conditions of the Offer”) and the other conditions to the Offer are satisfied or waived and we consummate the Offer, we intend to effect the Merger as promptly as practicable pursuant to Section 251(h) of the DGCL without a vote on the adoption of the Merger Agreement by the GreenLight stockholders.

What are the most significant conditions to the Offer?

Our obligation to purchase Shares tendered in the Offer is subject to the satisfaction or waiver (if permissible) of a number of conditions set forth in the Merger Agreement, including, among other things:

Purchaser is not required to (and Parent shall not be required to cause Purchaser to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the

Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), pay for any Shares pursuant to the Offer if any of the following conditions, among others, exist or have occurred and are continuing at the scheduled Expiration Date:

(a) the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined in Section 251(h)(6) of the DGCL) do not represent at least (x) a majority of the outstanding Shares, not otherwise owned by Purchaser, its “affiliates” (as defined in Section 251(h)(6) of the DGCL) or the Rollover Investors (as defined below), and (y) that number of the Shares outstanding immediately following the consummation of the Offer that, together with the Shares owned by Purchaser, its “affiliates” (as defined in Section 251(h)(6) of the DGCL) and the Rollover Investors, equals at least such percentage of the Shares, and of each class or series thereof, that would be required to adopt the Merger Agreement under the DGCL and the Company Organizational Documents (such conditions, the “Minimum Condition”);

(b) any order shall have been issued (and still be in effect) by any governmental authority of competent jurisdiction preventing the consummation of the Offer or the Merger, or any law has have been enacted or deemed applicable to the Offer or the Merger (and still be in effect) by any governmental authority that prohibits or makes illegal the consummation of the Offer or the Merger;

(c) with respect to the representations and warranties of GreenLight set forth in the Merger Agreement:

1)

the representations and warranties of GreenLight set forth in Section 3.2(a) (Capitalization) of the Merger Agreement shall not be true and correct in all respects, other than inaccuracies that are de minimis in amount (meaning that such inaccuracies, collectively, would not result in more than a de minimis increase in the aggregate consideration payable by Parent and Purchaser as contemplated by Article I and Article II of the Merger Agreement), as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

2)

each of the representations and warranties of GreenLight set forth in Section 3.1 (Organization and Good Standing), Section 3.3 (Authority), Section 3.21 (Brokers and Financial Advisors), Section 3.25 (State Takeover Laws) and Section 3.29 (No Rights Plan) of the Merger Agreement shall not be true and correct in all material respects as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); or

3)

the other representations and warranties of GreenLight set forth in the Merger Agreement, other than those sections specifically identified in clauses (1) and (2) of this paragraph (c), shall not be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (3), where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as described in Section 12 - “The Merger Agreement; Other Agreements Representations and Warranties”);

(d) a Company Material Adverse Effect shall have occurred after the date of the Merger Agreement; or

(e) the Merger Agreement shall have been terminated in accordance with its terms.

The Offer is also subject to other conditions described in Section 16 - “Certain Conditions of the Offer.” The Minimum Condition may be changed, modified or waived by Purchaser only with the prior written consent of GreenLight on the terms and subject to the conditions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer and to consummate the Merger and the other Transactions?

Yes. We estimate that we will need approximately $9.3 million to purchase all of the Shares (other than those Shares held by the Rollover Investors, who have each agreed not to tender their shares into the Offer, as described in Section 1 “Terms of the Offer”) pursuant to the Offer, to complete the Merger (which estimate includes payment in respect of vested restricted stock unit awards and options granted under GreenLights’ Equity Plans), and to pay estimated related transaction fees and expenses of GreenLight.

In connection with the Transactions contemplated by the Merger Agreement, Parent and the Note Investors (as defined below) entered into a Secured Convertible Note Purchase Agreement (the “Note Purchase Agreement”), which is qualified in its entirety by reference to the full text of the Note Purchase Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO pursuant to which GreenLight is a third party beneficiary and under which Parent shall issue up to $100 million of Convertible Secured Promissory Notes (“Parent Notes”) to the investors at the Offer Acceptance Time, of which $52.075 million is committed as of the date hereof with the $52.075 million being inclusive of $15 million in Advance Notes (as defined below). Each Note Investor committed to pay to Parent, at the Offer Acceptance Time (as defined below) their respective Commitment Amounts (as defined in the Note Purchase Agreement) in exchange for the Parent Notes. The Commitment Amounts will be used by Parent for purposes of funding (a) the Offer Price in the Offer and the Merger Consideration in the Merger, (b) fees and expenses incurred by the parties to the Merger Agreement in connection with the transactions contemplated thereby and (c) general working capital of the Company, prior to the consummation of the Merger, and of Parent, including the Surviving Corporation, following the consummation of the Merger. See Section 10 – “Source and Amount of Funds.” See also Section 12 – “The Merger Agreement; Other Agreements.”

In connection with the Note Purchase Agreement and substantially concurrently with the execution of the Merger Agreement, GreenLight received $15 million of cash from, and issued $15 million of unsecured notes (the “Advance Notes”) to, the Note Investors for the purpose of providing working capital to the Company. Upon the consummation of the Merger, the Advance Notes shall automatically be exchanged for Parent Notes issued by Parent, with the principal balance of the Advance Notes plus all accrued interest being credited towards the principal amount of the Parent Notes on a dollar-for-dollar basis. The Advance Notes will bear interest at a fixed rate equal to 10% per annum per year. In the event of payment defaults on interest or principal when due, the interest rate will be increased to 15% per annum. The Advance Notes will mature upon the earlier to occur of a written demand from the holders of a majority of the aggregate principal and May 30, 2024. See Section 10 - “Source and Amount of Funds.”

For the avoidance of doubt, the Offer is not conditional upon Parent and/or Purchaser obtaining third party financing. See Section 12 - “The Merger Agreement; Other Agreements.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

We do not think that Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all issued and outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition;

•	we have all of the financial resources, including committed financing for the sufficient operation of the Company, to finance the Offer and the Merger; and

•	if Purchaser consummates the Offer, Purchaser will acquire all of the remaining outstanding Shares for the same cash price in the Merger.

See Section 10 - “Source and Amount of Funds.”

How long do I have to decide whether to tender my Shares in the Offer?

You will have until one minute after 11:59 p.m., New York City time, on July 19, 2023 to tender your Shares in the Offer, subject to extension of the Offer in accordance with the terms of the Merger Agreement. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by the Depositary within two Nasdaq (as defined below) trading days. Shares delivered by a Notice of Guaranteed Delivery will not be counted by Purchaser toward the satisfaction of the Minimum Condition; therefore it is preferable for Shares to be tendered by the other methods described herein. See Section 1 - “Terms of the Offer” and Section 3 - “Procedures for Accepting the Offer and Tendering Shares.”

If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Shares in the Offer. Accordingly, if you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact such institution as soon as possible in order to determine the times by which you must take action in order to tender Shares in the Offer.

Can the Offer be extended and under what circumstances can or will the Offer be extended?

In some cases, we are required to extend the Offer beyond its initial Expiration Date. If we extend the time period of this Offer, this extension will extend the time that you will have to tender your Shares. We are required to extend the Offer beyond its then-scheduled Expiration Date, on one or more occasions, for additional periods of up to ten (10) business days per extension (or such longer period as the parties may mutually agree in writing), if any Offer Condition is not satisfied to enable such Offer Condition to be satisfied. Purchaser shall not be required to extend the Offer and the Expiration Date to a date later than the February 29, 2024 (the “Outside Date”). Purchaser is required to, and Parent is to cause Purchaser to, extend the Offer on one or more occasions, for any period up to and including the Outside Date if required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the Nasdaq, except that Purchaser shall not be required to extend the Offer to a date later than the Outside Date; See Section 1 - “Terms of the Offer” for more details on our ability to extend the Offer.

Can the Offer be terminated?

Unless the Merger Agreement is terminated in accordance with its terms, Purchaser shall not, and Parent shall cause Purchaser not to, terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of GreenLight.

What will happen if the Merger Agreement is terminated before the Offer is accepted?

If the Merger Agreement is terminated in accordance with its terms prior to the Offer being accepted, Purchaser must promptly terminate the Offer and not acquire any Shares pursuant thereto, and Purchaser must promptly return, or cause the Depositary to promptly return, all tendered shares of Common Stock to the tendering stockholders in accordance with applicable law.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 A.M. New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 - “Terms of the Offer.”

How do I tender my Shares?

If you are the stockholder of record (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book entry” form in your name with GreenLight’s transfer agent), to tender your Shares you must deliver the certificates (if any) representing your Shares or confirmation of a book-entry transfer of such Shares into the account of the Depositary, together with a completed Letter of Transmittal or an Agent’s Message, and any other documents required by the Letter of Transmittal, to the Depositary not later than the time the Offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through the Depository. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within two Nasdaq trading days. For the tender to be valid, however, the Depositary must receive the missing items within such two trading day period. See Section 3 - “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw previously tendered Shares any time prior to the Expiration Date by following the procedures for withdrawing your Shares in a timely manner. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn pursuant to Section 14(d)(5) of the Exchange Act after August 20, 2023, which is the 60th day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or nominee prior to the expiration of the Offer in a timely manner to arrange for the withdrawal of your Shares.

How do I withdraw previously tendered Shares?

To withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares, who must withdraw such Shares while you still have the right to do so. See Section 4 - “Withdrawal Rights.”

What does the GreenLight Board think of the Offer?

We are making the Offer pursuant to the Merger Agreement, which has been unanimously approved by the Special Committee and the GreenLight Board. Acting upon the unanimous recommendation of the Special Committee, the GreenLight Board has unanimously:

•

determined it is fair to and in the best interests of the Company and the stockholders of the Company, including the holders of Unaffiliated Voting Shares (as defined in the Merger Agreement), and declared it advisable to enter into each of the Merger Agreement, the Contribution and Exchange Agreement, the Advance Notes and related agreements;

•	determined that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL;

•

approved the execution, delivery and performance of each of the Merger Agreement, Contribution and Exchange Agreement, the Advance Notes and related agreements and the consummation of the transactions contemplated respectively thereby; and

•	recommended that the stockholders of the Company tender their Shares in the Offer and their approval to adopt the Merger Agreement.

Do the Rollover Investors have interests in the Offer that are different from my interests as a stockholder of the Company?

Yes. The Parent’s, Purchaser’s and the Rollover Investors’ interests in the Offer and the Merger are different from those holders of any shares of Common Stock who are not Parent, Purchaser, any of their respective affiliates or the Rollover Investors (the “Public Stockholders”). In particular, Parent’s, Purchaser’s and the Rollover Investors’ financial interests with regard to the price to be paid in the Offer and the Merger are adverse to the interests of the Public Stockholders because they have an interest in acquiring the Shares as inexpensively as possible and the Public Stockholders have an interest in selling their Shares for the highest possible price. Also, if you sell Shares in the Offer or your Shares are converted into the right to receive cash consideration in the Merger, you will cease to have any interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company. On the other hand, the Rollover Investors will benefit from any future increase in the value of the Company, as well as bear the burden of any future decrease in the value of the Company. See Section 13 “Purpose of the Offer; Plans for GreenLight.”

Do I have to vote to approve the Offer or the Merger?

No. Your vote is not required to approve the Offer. You only need to tender your Shares if you choose to do so. If, following the completion of the Offer, the Shares accepted for payment pursuant to the Offer together with the Shares otherwise owned by us or our affiliates, or owned by the Rollover Investors, equal at least a majority of the then-outstanding Shares and the other conditions of the Merger are satisfied or waived, assuming certain statutory requirements are met, we will be able to consummate the Merger pursuant to Section 251(h) of the DGCL without a vote or any further action by the stockholders of the Company. See Section 13 - “Purpose of the Offer; Plans for GreenLight.”

Upon successful consummation of the Offer, will GreenLight continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of GreenLight will be required in connection with the Merger. If the Merger takes place, GreenLight will no longer be publicly-owned or listed. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If you decide not to tender your Shares in the Offer and the Merger occurs as described above, unless you validly exercise appraisal rights in the manner described below, as a result of the Merger, you will have the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer. Upon consummation of the Merger, the Shares will no longer be eligible to be traded on Nasdaq or any other securities exchange, there will not be a public trading market for the Shares, and GreenLight will no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies. See Section 14 - “Certain Effects of the Offer.”

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

Yes. So long as a sufficient number of Shares are tendered to satisfy the Minimum Condition in the Offer and the other conditions to the Offer and the Merger have been satisfied or, if applicable, waived, then Purchaser will be merged with and into GreenLight. If the Minimum Condition is not satisfied, pursuant to the Merger Agreement, we are not required to accept any Shares for purchase or consummate the Merger and we may not accept the Shares tendered without GreenLight’s consent. If the Merger takes place, Parent will own all of the Shares, and all remaining Shares outstanding immediately prior to the Effective Time (other than the Excluded Shares (as defined below), the Rollover Shares (as defined below) and the Dissenting Shares (as defined below)) will be converted into the right to receive $0.30 per Share in cash, net to the holder of such Shares in cash, without interest and subject to any applicable withholding Taxes. See the “Introduction.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of Purchaser, Parent or GreenLight are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

If I object to the price being offered, will I have appraisal rights?

Appraisal rights are not available as a result of the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who are entitled to demand and properly demand appraisal of such Shares pursuant to, and comply in all respects with the applicable legal requirements will have appraisal rights under, the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you are entitled to demand, and properly demand, appraisal of your Shares pursuant to, and comply in all respects with, the applicable provisions of the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with interest from the Effective Time through the date of payment of the judgment upon the amount determined to be the fair value. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, the surviving corporation in the Merger (the “Surviving Corporation”) may pay to each holder of Shares entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. The fair value may be more than, less than or equal to the price that we are offering to pay you for your Shares in the Offer. Section 262 of the DGCL provides that the Court of Chancery shall dismiss the proceedings as to all holders of Shares who are otherwise entitled to appraisal rights unless (1) the total number of Shares entitled to appraisal exceeds 1% of the outstanding Shares of the class or series entitled to appraisal or (2) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million. A copy of Section 262 of the DGCL has been filed as Annex A to GreenLight’s Solicitation/Recommendation Statement on Schedule 14D-9. See Section 13 - “Purpose of the Offer; Plans for GreenLight.”

If I decide not to tender, how will the Offer affect my Shares?

If the Offer is consummated and certain other conditions are met, the Merger will occur and all of the Shares outstanding prior to the Effective Time (other than the Excluded Shares, the Rollover Shares and the Dissenting Shares) will at the Effective Time be converted into the right to receive the Offer Price without interest and subject to any applicable withholding taxes. Therefore, if the Merger takes place, the principal difference to you between tendering your Shares and not tendering your Shares is that if you tender your Shares, you will be paid earlier and no appraisal rights will be available. Because the Merger will be effected under Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of GreenLight will be required in connection with the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. Upon consummation of the Merger, there no longer will be any public trading market for the Shares. Also, GreenLight will no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies. See the “Introduction” and Section 14 - “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

On May 26, 2023, the last trading day prior to execution of the Merger Agreement, the closing price of a share of GreenLight’s common stock reported on Nasdaq was $0.2000 per share.

The Offer Price represents a significant premium of approximately 50% to the May 26, 2023 closing price, which was $0.20 per share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 - “Price Range of Shares; Dividends.”

Are there any compensation arrangements between Fall Line and GreenLight’s executive officers or other key employees?

Certain members of GreenLight’s current management have engaged in preliminary discussions with Parent regarding employment and equity compensation arrangements with Parent and its subsidiaries following the closing of the Merger, but such members of management have not, as of the date of this Offer to Purchase, entered into any agreement, arrangement or understanding with Parent, Purchaser or their affiliates regarding such matters. Further discussions between Parent and members of GreenLight’s senior management with respect to such matters, including post-closing employment of senior management and the structure and mechanics of potential equity plans and liquidity opportunities for employees, including senior management, and agreements, arrangements or understandings with respect to such matters may be reached prior to or following the closing of the Offer and the Merger. In addition, prior to the closing of the Offer and the Merger, Parent and its affiliates may initiate discussions and enter into similar agreements with other executives of GreenLight with respect to the reinvestment of a portion of the amounts to be received by such executives as consideration in connection with the closing of the Offer and the Merger. See Section 13 - “Purpose of the Offer; Plans for GreenLight.” A “Management Carve-Out Plan” will be implemented under the Note Purchase Agreement, whereby if GreenLight consummates a Corporate Transaction (as defined in the Note Purchase Agreement) following the closing of the Merger with an equity valuation of at least two (2) times the aggregate proceeds raised pursuant to the Note Purchase Agreement within three years of the initial closing of the Note Purchase Agreement, 5% of the consideration of such transaction will be allocated to officers and employees of the Parent. Additionally, a customary employee equity incentive plan with a share reserve equal to 12.5% of Parent’s fully-diluted capitalization (assuming the consummation of the Merger and the other transactions described in the Merger Agreement and the Note Purchase Agreement) as of such date will be implemented under the Note Purchase Agreement.

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 16 are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $0.30 per Share in cash, without interest and subject to any applicable withholding taxes, promptly following acceptance of the Offer. See Section 1 - “Terms of the Offer” and Section 2 - “Acceptance for Payment and Payment for Shares.”

What will happen to my equity awards in the Offer and the Merger?

Stock options to purchase Shares (“Company Options”), restricted stock unit awards in respect of Shares (“Company RSU Awards”, and together with Company Options, “Company Equity Awards”) are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, in connection with the closing of the Merger, each outstanding Company Equity Award will be treated as follows. Immediately prior to the Effective Time, each Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time and has a per share exercise price less than $0.30 per share (the “Merger Consideration”) (an “In-The-Money Option”) shall be cancelled in exchange for an amount in cash equal to the number of Shares subject to such In-the-Money Option multiplied by the amount by which (x) the Merger Consideration exceeds (y) the per-share exercise price for such an In-the-Money Option (the “Company Option Cash Out Amount”). Each Company Option that is not an In-The-Money Option shall be cancelled at the Effective Time without payment. Each outstanding Company RSU Award subject to time-based or other vesting restrictions immediately prior to the Effective Time, shall, to the extent not vested, become fully vested and then (ii) each such Company RSU Award shall be automatically canceled in consideration for the right to receive a lump sum cash payment equal to the product of (x) the Merger Consideration and (y) the number of Shares represented by such Company RSU Award (the “Company RSU Cash Out Amount”). Payment of the Company Option Cash Out Amount for each In-the-Money Option and the Company RSU Cash Out Amount for each Company RSU Award shall be made no later than thirty (30) business days following the Closing, net of applicable withholding taxes.

See Section 12 - “The Merger Agreement; Other Agreements.”

What are the material United States federal income tax consequences of the Offer and the Merger?

If you are a United States Holder (as defined in Section 5 - “Material United States Federal Income Tax Consequences”), the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, if you are a United States Holder and you hold your Shares as a capital asset, you will recognize capital gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in such Shares exchanged therefor. Such gain or loss will generally be treated as a long-term capital gain or loss if you have held your Shares for more than one year at the time of the exchange. If you are a non-United States Holder (as defined in Section 5 - “Material United States Federal Income Tax Consequences”), you generally will not be subject to United States federal income tax with respect to the exchange of Shares for cash pursuant to the Offer or the Merger unless you have certain connections to the United States. See Section 5 - “Material United States Federal Income Tax Consequences” for a summary of the material United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

Who should I talk to if I have additional questions about the Offer?

You may call MacKenzie Partners, Inc., the Information Agent for the Offer, toll-free at 1-800-322-2885. Banks and brokers may call collect at 1-212-929-5500.

INTRODUCTION

To the Holders of Shares of Common Stock of GreenLight Biosciences Holdings, PBC:

SW MergerCo, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of SW ParentCo, Inc. (“Parent”), a Delaware corporation controlled by Fall Line Endurance Fund, LP (together with their affiliates, “Fall Line”), hereby offers to purchase for cash all outstanding shares of common stock, par value $0.0001 per share (each, a “Share”), of GreenLight Biosciences Holdings, PBC, a Delaware public benefit corporation (“GreenLight”), at a price of $0.30 per Share, net to the seller in cash, without interest and subject to any applicable withholding taxes (such amount or any amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). The Offer and the withdrawal rights will expire at one minute after 11:59 p.m., New York City time, on July 19, 2023, unless the Offer is extended in accordance with the terms of the Merger Agreement (as defined below) (as may be so extended, the “Expiration Date”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 29, 2023 (as the same may be amended, the “Merger Agreement”), by and among Parent, Purchaser and GreenLight. The Merger Agreement provides that Purchaser will be merged with and into GreenLight (the “Merger”) with GreenLight continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent (the “Surviving Corporation”). Pursuant to the Merger Agreement, at the Effective Time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock owned by the Company as treasury stock or owned by Purchaser immediately prior to the consummation of the Merger or that were irrevocably accepted by Purchaser in the Offer (the “Excluded Shares”), (ii) the Rollover Shares and (iii) any shares of Common Stock that are issued and outstanding immediately prior to the consummation of the Merger and for which the holder thereof is entitled to demand and properly demands the appraisal of such shares in accordance with, and complies in all respects with, the DGCL (the “Dissenting Shares”))) will be converted into the right to receive $0.30 in cash, without interest and subject to any applicable withholding taxes (the “Merger Consideration”). The Merger Agreement is more fully described in Section 12 - “The Merger Agreement; Other Agreements” which also contains a discussion of the treatment of GreenLight equity awards.

Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions. Parent or Purchaser will pay all charges and expenses of Continental Stock Transfer & Trust Company, as depositary for the Offer (the “Depositary”), and MacKenzie Partners, Inc., as information agent for the Offer (the “Information Agent”), incurred in connection with the Offer, but if the consummation of the Offer and the Merger occurs, the Company will reimburse Parent and Purchaser for such costs and expenses. See Section 18 - “Fees and Expenses.”

Following careful consideration, acting upon the unanimous recommendation of the Special Committee, the GreenLight Board has unanimously: (i) determined it is fair to and in the best interests of the Company and the stockholders of the Company, including the holders of Unaffiliated Voting Shares (as defined in the Merger Agreement), and declared it advisable to enter into each of the Merger Agreement, the Contribution and Exchange Agreement, the Advance Notes and related agreements, (ii) determined that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance of each of the Merger Agreement, Contribution and Exchange Agreement, the Advance Notes and related agreements and the consummation of the transactions contemplated respectively thereby and (iv) recommended that the stockholders of the Company tender their Shares in the Offer and their approval to adopt the Merger Agreement.

A more complete description of the GreenLight Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in GreenLight Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) and the Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) under the Exchange Act, which is being mailed to the stockholders of GreenLight with this Offer to Purchase.

Purchaser is not required to (and Parent shall not be required to cause Purchaser to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), pay for any Shares pursuant to the Offer if any of the following conditions, among others, exist or have occurred and are continuing at the scheduled Expiration Date:

(a) the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined in Section 251(h)(6) of the DGCL) do not represent at least (x) a majority of the outstanding Shares, not otherwise owned by Purchaser, its “affiliates” (as defined in Section 251(h)(6) of the DGCL) or the Rollover Investors (as defined below), and (y) that number of the Shares outstanding immediately following the consummation of the Offer that, together with the Shares owned by Purchaser, its “affiliates” (as defined in Section 251(h)(6) of the DGCL) and the Rollover Investors, equals at least such percentage of the Shares, and of each class or series thereof, that would be required to adopt the Merger Agreement under the DGCL and the Company Organizational Documents (such conditions, the “Minimum Condition”);

(b) any order shall have has been issued (and still be in effect) by any governmental authority of competent jurisdiction preventing the consummation of the Offer or the Merger, or any law has have been enacted or deemed applicable to the Offer or the Merger (and still be in effect) by any governmental authority that prohibits or makes illegal the consummation of the Offer or the Merger;

(c) with respect to the representations and warranties of GreenLight set forth in the Merger Agreement:

1)

the representations and warranties of GreenLight set forth in Section 3.2(a) (Capitalization) of the Merger Agreement shall not be true and correct in all respects, other than inaccuracies that are de minimis in amount (meaning that such inaccuracies, collectively, would not result in more than a de minimis increase in the aggregate consideration payable by Parent and Purchaser as contemplated by Article I and Article II of the Merger Agreement), as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

2)

the representations and warranties of GreenLight set forth in Section 3.1 (Organization and Good Standing), Section 3.3 (Authority), Section 3.21 (Brokers and Financial Advisors), Section 3.25 (State Takeover Laws) and Section 3.29 (No Rights Plan) of the Merger Agreement shall not be true and correct in all material respects as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); or

3)

the other representations and warranties of GreenLight set forth in the Merger Agreement, other than those sections specifically identified in clauses (1) and (2) of this paragraph (c), shall not be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (3), where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as described in Section 12 - “The Merger Agreement; Other Agreements Representations and Warranties”);

(d) Company Material Adverse Effect shall have occurred after the date of the Merger Agreement;

(e) the Merger Agreement shall have been terminated in accordance with its terms.

The Offer is also subject to other conditions described in Section 16 - “Certain Conditions of the Offer.” The Minimum Condition may be changed, modified or waived by Purchaser only with the prior written consent of GreenLight on the terms and subject to the conditions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

GreenLight has advised Parent that, as of the close of business on May 25, 2023, there were 151,681,314 shares of Common Stock issued and outstanding. Assuming that no Shares are issued after May 25, 2023 and taking into account the Shares already held by Parent, Purchaser, their respective affiliates and the Rollover Investors, a minimum of 15,580,139 Shares would need to be validly tendered and not withdrawn prior to the Expiration Date in order to satisfy the Minimum Condition. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend on the actual number of Shares outstanding on the date we accept Shares for payment pursuant to the Offer.

The Merger Agreement provides that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal, the directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation and the officers of Purchaser immediately prior to the Effective Time will be the officers of the Surviving Corporation.

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and the Rollover Closing occurs, Purchaser would have sufficient voting power after the time Purchaser accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer (the “Offer Acceptance Time”) to approve the Merger without the affirmative vote of any other stockholder of GreenLight pursuant to Section 251(h) of the DGCL. We do not foresee any reason that would prevent us from completing the Merger pursuant to Section 251(h) of the DGCL following the consummation of the Offer. See Section 12 - “The Merger Agreement; Other Agreements.”

Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 - “Material United States Federal Income Tax Consequences.”

This Offer to Purchase and the Letter of Transmittal and the other exhibits to the Schedule TO contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4 - “Withdrawal Rights.” The term “Expiration Date” means one minute after 11:59 p.m., New York City time, on July 19, 2023, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date on which the Offer, as so extended, expires.

The Offer is conditioned upon the satisfaction or waiver (if permissible) of the Minimum Condition and the other conditions set forth in Section 16 - “Certain Conditions of the Offer.”

Purchaser is required to extend the Offer beyond its then-scheduled Expiration Date on one or more occasions, for any period up to and including the February 29, 2024 (the “Outside Date”) if required by any rule, regulation, interpretation or position of the SEC, the staff thereof or Nasdaq. In no event will Purchaser be required to extend the Offer to a date later than the Outside Date or, if earlier, the termination of the Merger Agreement in accordance with its terms.

Purchaser is required to extend the Offer beyond its then-scheduled Expiration Date on one or more occasions, for additional periods of up to ten (10) business days per extension (or such longer period as the parties may mutually agree in writing), if any Offer Condition is not satisfied to enable such Offer Condition to be satisfied. Purchaser is not required to extend the Offer and the Expiration Time to a date later than the February 29, 2024 (the “Outside Date”).

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right:

(i) to extend the Offer if any of the conditions set forth in Section 16 - “Certain Conditions of the Offer” have not been satisfied or waived by Purchaser,

(ii) to waive any condition to the Offer (other than the Minimum Condition, which may only be waived with the consent of GreenLight) in its sole discretion, or

(iii) to increase the Offer Price in response to an Adverse Recommendation Change (as defined below) or upon the Company’s delivery to Parent of a notice of a Superior Proposal or otherwise amend the Offer in any respect that is not adverse to the holders of Shares.

Purchaser may not, however, among other actions, reduce the Offer Price or change the form of consideration to be paid in the Offer, reduce the maximum number of Shares subject to the Offer, change, modify or waive the Minimum Condition, impose conditions to the Offer that are in addition to the offer conditions set forth in the Merger Agreement, or amend or modify any of the Offer terms in a manner adverse to any holder of Shares, provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, or take any action (or fail to take any action) that would result in the merger not being permitted to be effected pursuant to Section 251(h) of the DGCL, in each case without the consent of GreenLight.

The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser’s rights pursuant to Section 16 - “Certain Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 AM, New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 AM through 12:00 midnight, New York City time.

The Merger Agreement does not contemplate a subsequent offering period for the Offer.

If Purchaser extends the Offer or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4 - “Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder promptly pay the consideration offered. Alternatively, if the Offer is not consummated, the Shares are not accepted for payment or Shares are properly withdrawn, promptly after the termination of the Offer or withdrawal of such Shares, Purchaser shall, and Parent shall cause Purchaser to, immediately return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable laws, all tendered Shares to the registered holders of such Shares.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional Offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

If, on or before the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

If the Merger Agreement is terminated in accordance with its terms prior to the Offer being accepted, Purchaser must promptly terminate the Offer and not acquire any Shares pursuant thereto, and Purchaser must promptly return, or cause the Depositary to promptly return, all tendered shares of Common Stock to the tendering stockholders in accordance with applicable law.

GreenLight has provided Purchaser with GreenLight’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on GreenLight’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver (if permissible) of all the conditions to the Offer set forth in Section 16 - “Certain Conditions of the Offer,” Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. Subject to the Merger Agreement and in compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals. Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. See Section 17 - “Certain Legal Matters; Regulatory Approvals.”

In all cases, payment for Shares accepted pursuant to the Offer will be made only after timely receipt by the Depositary of (i) if applicable, the certificates evidencing such Shares (the “Share Certificates”) or, if the Shares are held via a book entry at the Depository Trust Company (the “Book-Entry Transfer Facility”), confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 - “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Letter of Transmittal or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights under the Offer thereof, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 - “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 - “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

If, prior to the Expiration Date, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer at the Book Entry Transfer Facility, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares (if any) must be received by the Depositary at such address or, for Shares held via book entry at the Book-Entry Transfer Facility, such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. For any uncertificated Shares held of record by a person other than a clearing corporation as nominee, such Shares will only be deemed to have been tendered for the purposes of satisfying the Minimum Condition upon physical receipt of an executed Letter of Transmittal by the Depositary.

DTC Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any comparable “signature guarantee program” or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

i.	such tender is made by or through an Eligible Institution;

ii.

a properly completed and duly executed “Notice of Guaranteed Delivery,” substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

iii.

if applicable, the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. As used in this Offer to Purchase, “trading day” means any day on which Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed “received” for the purpose of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer at the Book-Entry Transfer Facility, receipt of a Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Stockholders may challenge Purchaser’s interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto), and only a court of competent jurisdiction can make a determination that will be final and binding on all parties.

Appointment. By executing the Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of GreenLight’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

Backup Withholding. Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments made to certain stockholders pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price of Shares purchased pursuant to the Offer, each such stockholder who is a “U.S. person” as defined in the instructions to the Internal Revenue Service (“IRS”) Form W-9 must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, certain corporations and certain foreign individuals) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to U.S. federal backup withholding (currently imposed at a rate of 24%). All stockholders surrendering Shares pursuant to the Offer who are U.S. persons should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Each stockholder who is not such a U.S. person must submit an appropriate and properly completed IRS Form W-8 (a copy of which may be obtained from the Depositary or from the IRS website at: http://www.irs.gov/w8) certifying, under penalties of perjury, to such non-United States Holder’s foreign status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after August 20, 2023, which is the 60th day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

For a withdrawal to be effective, a written transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 - “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 - “Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party. None of Purchaser, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material United States Federal Income Tax Consequences.

The following is a summary of certain material United States federal income tax consequences to beneficial owners of Shares upon the exchange of Shares for cash pursuant to the Offer or the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-United States jurisdiction or under any applicable tax treaty or any tax consequences (e.g. estate or gift tax) other than United States federal income taxation. This summary deals only with Shares held as capital assets, and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including, without limitation:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	retirement plan or other tax-deferred account;

•	a partnership, S corporation, or other pass-through entity (or an investor in a partnership, S corporation, or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	trader in securities that elects mark-to-market treatment;

•	a regulated investment company;

•	a real estate investment trust;

•	a person who acquired Shares through the exercise of employee stock options, or in other compensatory transactions or who holds Shares that are subject to vesting restrictions;

•	a United States Holder (as defined below) that has a functional currency other than the United States dollar;

•	a person that holds Shares as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction;

•	persons who own or owned (actually or constructively) more than 5% of our Shares (by vote or value) at any time during the five year period ending on the date of sale (or, if applicable, the Merger);

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”;

•	a United States expatriate and certain former citizens or long-term residents of the United States;

•	any person who owns actually or constructively owns an equity interest in Parent or the Surviving Corporation;

•

a holder of Shares that is required to accelerate the recognition of any item of gross income with respect to the Shares as a result of that income being recognized on an applicable financial statement; or

•	any holder of Shares that exercises its appraisal rights pursuant to Section 262 of the DGCL.

This discussion also does not address any aspect of the alternative minimum tax or the tax consequences arising from the Medicare tax on net investment income. If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding Shares should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretation at any time, with possible retroactive effect. The discussion set out herein is intended only as a summary of the material United States federal income tax consequences to a holder of Shares and does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. Holders of Shares should consult their own tax advisors with respect to the specific tax consequences to them in connection with the Offer and the Merger in light of their own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-United States tax laws.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares

The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in such Shares exchanged therefor. A United States Holder’s adjusted tax basis in Shares will generally be equal to the cost of such Shares to the United States Holder, reduced (but not below zero) by any previous returns of capital. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will generally be long-term capital gain or loss if such United States Holder has held its Shares for more than one year at the time of the exchange. Long-term capital gain recognized by certain non-corporate holders is generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax

Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 24%) unless the United States Holder provides a valid TIN and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary and Paying Agent, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary and Paying Agent. See Section 3 above, “Procedures for Accepting the Offer and Tendering Shares.”

Non-United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to a non-United States Holder of Shares. The term “non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for United States federal income tax purposes).

Payments with Respect to Shares

Subject to the discussion under the heading “Backup Withholding Tax” below, any gain realized by a non-United States Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will be exempt from United States federal income tax unless:

•

the gain is effectively connected with a trade or business of such non-United States Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such non-United States Holder in the United States), in which case (i) such non-United States Holder generally will be subject to United States federal income tax in the same manner as if it were a United States Holder, and (ii) if the non-United States Holder is a corporation, it may be subject to branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•

such non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, in which case such non-United States Holder will be subject to tax at a flat rate of 30% (or a lower rate under an applicable income tax treaty) on any gain from the exchange of such Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized during the same taxable year.

Backup Withholding Tax

A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger unless the non-United States Holder certifies under penalties of perjury on an applicable IRS Form W-8 that such non-United States Holder is not a United States person, or such non-United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary and Paying Agent. Each non-United States Holder should complete, sign and provide to the Depositary and Paying Agent an applicable IRS Form W-8 to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary and Paying Agent.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER OR THE MERGER (OR THE EXERCISE OF APPRAISAL RIGHTS) ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

6. Price Range of Shares; Dividends.

The Shares are listed on the Nasdaq Global Market under the symbol “GRNA.” The following table sets forth for the indicated periods the high and low sales prices per share of GreenLight’s common stock as reported on NASDAQ. GreenLight has not declared or paid any dividends during the applicable periods.

	High	Low
Year Ended December 31, 2021(1):
Second Quarter	9.91	9.61
Third Quarter	9.94	9.65
Fourth Quarter	10.11	9.88
Year Ended December 31, 2022:
First Quarter	15.80	4.83
Second Quarter	11.34	2.02
Third Quarter	5.90	1.55
Fourth Quarter	2.51	1.00
Year Ending December 31, 2023:
First Quarter	1.25	0.32
Second Quarter (through May 26, 2023)	0.49	0.18

(1)	Environmental Impact Acquisition Corp.’s initial public offering was consummated on January 19, 2021.

On May 26, 2023, the last trading day prior to execution of the Merger Agreement, the closing price of a share of GreenLight’s common stock reported on NASDAQ was $0.20 per share. The Offer Price represents a significant premium of approximately 50% to the May 26, 2023 closing price, which was $0.20 per share.

Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

The Merger Agreement prohibits the declaration or payment of any dividend or other distribution with respect to GreenLight’s capital stock or equity interests, unless consented to by Parent in writing.

7. Certain Information Concerning GreenLight.

The following description of GreenLight and its business has been taken from GreenLight’s Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 28, 2023. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue.

Overview. GreenLight has a clear mission: To create products addressing some of humanity’s greatest challenges through the rigorous application of science.

GreenLight aims to achieve this goal through its cell-free biomanufacturing platform. This platform enables us to make complex biological molecules—nucleic acids, peptides, carbohydrates, and many others—in a manner that GreenLight believes will allow itself to manufacture high-quality products at a lower cost than traditional methods using fermentation. GreenLight is using this platform to develop and commercialize products that, if they receive appropriate regulatory approvals, address agricultural, human health and animal health issues.

Humanity faces numerous challenges. There are more than eight billion people sharing the diminishing resources of Earth. This growing population needs to produce more food with the same amount of land and, at the same time, honor the global desire—and increasing technical need—to replace chemical pesticides. Not only are these pesticides facing increased consumer opposition and threat of outright bans due to environmental damage, but many are losing their effectiveness.

More than half the world’s population now lives in cities, breathing the same air that carries pathogens and causes infections. Humanity needs to adapt and tackle pandemics both for those who have and for those who do not have access to good health care around the planet.

To address these issues, GreenLight needs to develop high-quality, cost-effective products that can be deployed widely, including to developing countries. GreenLight believes ribonucleic acid, or RNA, can be the critical aspect to these products.

RNA gained broad global prominence in recent years as the COVID-19 pandemic swept through the world’s population, prompting messenger RNA, or mRNA, vaccines to move from a scientific theory to a medical reality. Vaccines made using mRNA proved among the fastest to develop and the easiest to update for newer strains of COVID-19.

While the fast rollout of mRNA vaccines helped change the course of the pandemic, this is just one part of the story. The full potential for RNA in human health has not yet been realized. Beyond human health, RNA-based technology can also be deployed to address other global issues, including agricultural needs for crop protection.

GreenLight’s technology platform, which was initially developed to produce agricultural crop protection products and is protected by patents and know-how, is capable of synthesizing building blocks (nucleotides), building tools (enzymes), and instructions (DNA templates) to make double-stranded RNA, or dsRNA, within an integrated process. The know-how that GreenLight gained from its experience with designing and developing its dsRNA platform process and analytics provided the foundation upon which GreenLight designed and developed its mRNA production process and analytics.

GreenLight has several dsRNA-based products in its agricultural pipeline that, if commercialized, GreenLight believes can change the way in which farmers protect crops, allowing them to better utilize the land dedicated to agriculture and produce foods with less or no pesticide residue. Two of these potential products, Calantha™, which is designed to manage Colorado potato beetles, and GreenLight’s varroa mite solution, which is designed to protect bees, have been submitted to the Environmental Protection Agency (EPA) for approval. GreenLight’s other dsRNA-based agricultural products are in various earlier stages of development, ranging from proof of concept in the lab to proof of technology in the greenhouse and proof of scale in the field. In order to commercialize a product for the U.S. agricultural market, GreenLight must complete specified toxicology and environmental studies, submit a registration dossier to the EPA demonstrating that the product does not pose unreasonable risks to human health or the environment, respond adequately to any deficiencies identified by the EPA through its risk assessment process and obtain the EPA’s approval of its labeling. The EPA must also establish a tolerance level for the product or issue a tolerance exemption. GreenLight must separately obtain any applicable state or foreign regulatory approvals where GreenLight wants to commercialize its products.

GreenLight’s COVID-19 vaccine program and shingles vaccine program are the primary focus areas of its human health pipeline. Other potential product candidates in its human health pipeline are in early stages of pre-clinical research and development. To get to the pre-investigational new drug (“IND”) application phase for its product candidates in its human health pipeline, GreenLight must successfully design and test the product candidates in animal models, achieve positive results, select the product candidates to progress to IND-enabling toxicology studies, develop chemistry, manufacturing, and controls (CMC) protocols and create a development plan to discuss with the U.S. Food and Drug Administration (FDA), and other foreign health regulatory authorities, as applicable, as part of pre-consultations, and manufacture, fill and finish the vaccine candidate material. Significant uncertainty exists as to whether any of other potential product candidates will reach the candidate selection phase.

GreenLight’s shares of common stock are listed on the NASDAQ under the symbol “GRNA.” GreenLight’s principal executive offices are located at 29 Hartwell Avenue, Lexington, Massachusetts, 02421.

Available Information. GreenLight is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning GreenLight’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of GreenLight’s securities, any material interests of such persons in transactions with GreenLight, and other matters is required to be disclosed in proxy statements and periodic reports distributed to GreenLight’s stockholders and filed with the SEC. Such reports, proxy statements and other information are available free of charge at the SEC’s website at www.sec.gov. GreenLight also maintains a website at https://www.GreenLightbiosciences.com/. The information contained in, accessible from or connected to GreenLight’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of GreenLight’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8. Certain Information Concerning Parent and Purchaser.

Parent is a Delaware corporation that was formed on May 19, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with its formation, the transactions contemplated by the Merger Agreement, the transactions contemplated by the Rollover Agreement and the arranging of the financing in connection with the Offer, the Merger and general working capital purposes of the Company, including the Note Purchase Agreement.

Purchaser is a Delaware corporation and a wholly-owned subsidiary of Parent that was formed on May 19, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with its formation, the transactions contemplated by the Merger Agreement, the transactions contemplated by the Rollover Agreement and the arranging of the financing in connection with the Offer, the Merger and general working capital purposes of the Company, including the Note Purchase Agreement.

Each of Parent’s and Purchaser’s principal executive offices are located at 160 Bovet Road, Suite 310, San Mateo, CA 94402.

Parent owns all of the issued and outstanding shares of capital stock of Purchaser. Fall Line Endurance Fund, LP (“Fall Line”) owns all of the issued and outstanding shares of capital stock of Parent. Fall Line Endurance GP, LLC, a Delaware limited liability company (“Fall Line GP”), is the general partner of Fall Line and exercises control over Fall Line. Mr. Clay Mitchell and Mr. Eric O’Brien are the sole members of Fall Line GP. As of June 14, 2023, Fall Line, beneficially owns 11,452,834 shares of common stock of GreenLight. Each of Fall Line’s and Fall Line GP’s principal executive offices are located at 160 Bovet Road, Suite 310, San Mateo, CA 94402.The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors, executive officers and control persons of Parent, Purchaser, Fall Line, and certain other information are set forth in Schedule I to this Offer to Purchase.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase (including the Rollover Agreement and Note Purchase Agreement, each described in Section 12 - “The Merger Agreement; Other Agreements” and including Schedule I attached hereto), (i) none of Parent, Purchaser, Fall Line or Fall Line GP, to the best knowledge of Parent, Purchaser, Fall Line or Fall Line GP, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent, Fall Line or Fall Line GP nor, to the best knowledge of Parent, Purchaser or Fall Line, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. However, discussions between Fall Line, Parent and members of GreenLight’s senior management with respect to post-closing employment of senior management and the structure and mechanics of potential equity plans and liquidity opportunities for employees, including senior management, and agreements, arrangements or understandings with respect to such matters may be reached prior to or following the closing of the Offer and the Merger. In addition, prior to the closing, Fall Line and Parent and its affiliates may initiate discussions and enter into similar agreements with other executives of GreenLight with respect to the reinvestment of a portion of the amounts to be received by such executives as consideration in connection with the closing of the Offer and the Merger. A Management Carve-Out Plan will be implemented under the Note Purchase Agreement, whereby if GreenLight consummates a Corporate Transaction (as defined in the Note Purchase Agreement) following the closing of the Merger with an equity valuation of at least two (2) times the aggregate proceeds raised pursuant to the Note Purchase Agreement within three years of the initial closing of the Note Purchase Agreement, 5% of the consideration of such transaction will be allocated to officers and employees of the Parent. Additionally, a customary employee equity incentive plan with a share reserve equal to 12.5% of Parent’s fully-diluted capitalization (assuming the consummation of the Merger and the other transactions described in the Merger Agreement and the Note Purchase Agreement) as of such date will be implemented under the Note Purchase Agreement.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser or Fall Line, or their subsidiaries, nor, to the best knowledge of Parent, Purchaser or Fall Line, any of the persons listed in Schedule I to this Offer to Purchase, has any present or proposed material agreement, arrangement, understanding or relationship with GreenLight or any of its executive officers, directors, controlling persons or subsidiaries. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, Fall Line or Fall Line GP nor, to the best knowledge of Parent, Purchaser, Fall Line or Fall Line GP, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, or understanding with any other person with respect to any securities of GreenLight, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Parent, Purchaser, Fall Line or Fall Line GP nor, to the best knowledge of Parent, Purchaser or Fall Line, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with GreenLight or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Parent, Purchaser, Fall Line or Fall Line GP or any of their respective subsidiaries or, to the best knowledge of Parent, Purchaser or Fall Line, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and GreenLight or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of GreenLight’s securities, an election of GreenLight’s directors or a sale or other transfer of a material amount of GreenLight’s assets during the past two years.

Except as provided below, neither Fall Line, Purchaser nor Parent have made any purchases of any shares of common stock of GreenLight in the last two years.

On November 22, 2021, concurrently with the execution of the Business Combination Agreement, dated August 9, 2021 (the “Business Combination Agreement”), by and among Environmental Impact Acquisition Corp., a Delaware corporation (“ENVI” and which was renamed, concurrent with the closing of the transactions contemplated by the Business Combination Agreement, GreenLight Biosciences Holdings, PBC), Honey Bee Merger Sub, Inc. a wholly owned subsidiary of ENVI (“ENVI Merger Sub”), and GreenLight Biosciences, Inc., and contingent on the closing of the transactions contemplated thereby, Fall Line entered into a subscription agreement (the “Subscription Agreement”), pursuant to which it agreed to purchase 700,000 shares of ENVI’s Class A Common Stock at a price of $10.00 per share in a PIPE financing (the “PIPE Financing”).

On December 29, 2021, Fall Line advanced an aggregate of $7.0 million of the proceeds to ENVI, through the purchase of convertible securities (the “Instrument”) pursuant to the terms of an Investment Agreement entered into by and between GreenLight Biosciences, Inc. and Fall Line. The Instrument matured 12 months after the date of issuance (or, if earlier, upon an event of default specified in the Instrument) and bore interest at the minimum applicable federal rate per annum, which interest was payable at maturity. In connection with the issuance of the Instrument, GreenLight Biosciences, Inc., ENVI and Fall Line agreed in a Letter Agreement that ENVI would accept a tender of its Instrument as payment of the purchase price under Fall Line’s Subscription Agreement in an amount equal to the outstanding principal and interest accrued on the Instrument as of the Business Combination Closing Date, as defined below, under the Business Combination Agreement.

On February 2, 2022 (the “Business Combination Closing Date”), ENVI consummated the business combination with GreenLight, pursuant to the terms of the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, Envi Merger Sub merged with and into GreenLight, with GreenLight surviving the merger as a wholly owned subsidiary of ENVI (the “Merger” or “Business Combination”). In connection with the consummation of the Merger on the Business Combination Closing Date, ENVI changed its name to GreenLight Biosciences Holdings, PBC and became a public benefit corporation.

On the Business Combination Closing Date, immediately prior to and in connection with the closing of the Business Combination, Fall Line acquired 700,000 shares of ENVI Class A Common Stock for an aggregate purchase price of approximately $7.0 million. Such shares were acquired by the tendering of the Instrument.

In connection with the Business Combination, the shares of capital stock of GreenLight Biosciences, Inc. held by Fall Line were exchanged at an exchange ratio of 0.6656 for 8,201,814 shares of Class A Common Stock of ENVI without additional consideration. Such shares were then automatically converted on a one-for-one basis for 8,201,814 shares of Common Stock of GreenLight Biosciences Holdings, PBC. The 700,000 shares of ENVI Class A Common Stock acquired by Fall Line in the PIPE Financing automatically converted into 700,000 shares of common stock of GreenLight Biosciences Holdings, PBC in connection with the Business Combination.

On August 11, 2022, the Company entered into Securities Subscription Agreements with certain institutional accredited investors, including affiliates of Fall Line, providing for the sale by the Company of 27,640,301 shares of its common stock at a purchase price of $3.92 per share, in a private placement (the “August 2022 Private Placement”). The aggregate gross proceeds for the August 2022 Private Placement were approximately $108.4 million. In the August 2022 Private Placement, Fall Line purchased 2,551,020 Shares.

None of the persons listed in Schedule I has, to the knowledge of Parent, Purchaser or Fall Line, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Parent, Purchaser or Fall Line, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits, as well as other information filed by the Purchaser with the SEC, are available at the SEC’s website at www.sec.gov.

9. Interests of Certain Persons in the Offer and Merger

Financial Interests.

The financial interests of Parent, Purchaser and the Rollover Investors with regard to the Offer Price are generally adverse to the financial interests of the Public Stockholders because Parent, Purchaser and the Rollover Investors have an interest in acquiring the Shares as inexpensively as possible and the Public Stockholders have an interest in selling their Shares for the highest possible price.

Executive Officers and Directors of Company.

The Public Stockholders should be aware that certain of the executive officers and directors of the Company have interests in connection with the Offer and the Merger that present them with actual or potential conflicts of interest. A description of these interests is included in the Schedule 14D-9 under the caption “Arrangements between Parent, Merger Sub and the Current Executive Officers, Directors and Affiliates of GreenLight,” which description and information is incorporated herein by reference.

Conflicts of Interest.

In considering the fairness of the consideration to be received in the Offer, the Public Stockholders should be aware that Parent, Purchaser and the Rollover Investors have certain current actual or potential conflicts of interest in connection with the Offer and the Merger. As a result of the Rollover Investors’ current ownership of approximately 79.5 % of the outstanding Shares, or approximately 120.5 million Shares, as of the date of this Offer to Purchase, the Rollover Investors may be deemed to control the Company. We note that the Company Board, upon the unanimous recommendation of the Special Committee comprised solely of independent and disinterested directors, determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Public Stockholders. Mr. Eric O’Brien, a member of the GreenLight Board and a co-founder of Fall Line, recused himself from the GreenLight Board’s consideration and approval of the Offer and the Merger due to his affiliation with Fall Line, a Rollover Investor. Mr. Mitchell principally led, on behalf of Purchaser, Parent, and Fall Line , the discussions and negotiations with GreenLight regarding the Merger Agreement, the Rollover Agreement, the Note Purchase Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Rollover.

Mr. O’Brien is also party to an indemnification agreement with GreenLight and may be entitled to indemnification rights under the organizational documents of GreenLight. On May 10, 2022, GreenLight granted Mr. O’Brien, a member of the Board and an affiliate of Parent, 65,000 Company Options with an exercise price of $7.96, none of which have been exercised as of the date of this Offer to Purchase.

10. Source and Amount of Funds.

In connection with the Merger, certain stockholders of GreenLight (the “Note Investors”) (i) purchased unsecured promissory notes issued by GreenLight, in the aggregate amount of $15,000,000, on May 30, 2023, which accrue interest at a rate of 10% per annum (provided that, in the event, inter alia, GreenLight fails to make an interest or principal payment when due, or voluntarily or involuntarily enters into a bankruptcy proceeding, the notes shall instead accrue interest at a rate of 15% per annum) (the “Advance Notes”) and (ii) entered into that certain Secured Convertible Note Purchase Agreement, dated as of May 29, 2023, by and among Parent and the Note Investors (the “Note Purchase Agreement”), which agreement GreenLight is an express third party beneficiary of, pursuant to which the Note Investors (x) committed to purchasing $37,075,000 in secured promissory notes of Parent, which accrue interest at a rate of 10% per annum (“Secured Notes”) and (y) shall exchange their Advance Notes, issued by GreenLight, on a dollar-for-dollar basis for Secured Notes of Parent, in the case of (x) and (y), each at the Offer Acceptance Time (the “Initial Closing”). Parent may sell up to an aggregate of $100,000,000 in Secured Notes, for a period of up to one hundred and eighty (180) days following the Initial Closing. At the Initial Closing, Note Investors have committed to purchase (or exchange Advance Notes) in the aggregate amount of $52,075,000. The Initial Closing under the Note Purchase Agreement shall only occur upon the satisfaction in full, or waiver, of the closing conditions specified in the Note Purchase Agreement, including, the occurrence of the Offer Acceptance Time. The Note Purchase Agreement and the obligations thereunder shall immediately terminate and be of no further force or effect upon the termination of the Merger Agreement. Pursuant to the Note Purchase Agreement, the Company is permitted to use up to $14,878,571.43 of the proceeds from the sale and issuance of the Advance Notes and Secured Notes collectively to fund the tender offer, merger and other payments and expenses contemplated in the Merger Agreement and $37,196,428.57 for general working capital purposes of the Company.

In connection with the issuance of the Advance Notes, the Note Investors entered into a subordination agreement with the Horizon Creditors (as defined below), and a subordination agreement with SVB (as defined below), pursuant to which GreenLight’s obligations under the Advance Notes were subordinated to GreenLight’s obligations under, respectively, (i) the Venture Loan and Security Agreement, dated December 10, 2021, by and among Target, Horizon Technology Finance Corporation (“Horizon”), Powerscourt Investments XXV, LP (“PIXXV” and together with Horizon, the “Horizon Creditors”), and (ii) the Loan and Security Agreement, dated September 22, 2021, by and between Target and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank) (“SVB” and together with the Horizon Creditors, the “Senior Creditors”).

The Note Investors are intending to enter into a Security and Collateral Agent Agreement, by and among Parent, which, at or around the consummation of the Offer will be renamed GreenLight Biosciences Parent, PBC, a Delaware public benefit corporation (“GLBP”) and Fall Line, as collateral agent, pursuant to which GLBP shall grant a security interest in its assets, which security interest shall be subordinated to those held by the Senior Creditors in connection with the Secured Notes.

The Secured Notes are convertible into shares of Parent A-1 Stock (as defined below) (i) upon the occurrence of a transaction or series of transactions in which Parent issues and sells shares of preferred stock with aggregate gross proceeds of not less than $75,000,000, (ii) upon the occurrence of a Change of Control (as such term is defined in the Secured Notes) or (iii) on the date that is eighteen (18) months after the Initial Closing (as defined in the Note Purchase Agreement).

11. Background of the Offer; Past Contacts or Negotiations with GreenLight.

For a description of the background of the Offer and the Merger, please read “Background of the Offer and the Merger ” in the Schedule 14D-9, which is hereby incorporated by reference.

12. The Merger Agreement; Other Agreements.

The following is a summary of certain provisions of the Merger Agreement and certain other agreements entered into in connection with the Merger Agreement. This summary of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 7 - “Certain Information Concerning GreenLight.” Capitalized terms used but not defined herein shall have the respective meanings given to them in the Merger Agreement. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

The Offer

The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable, but in no event later than fifteen (15) business days, after the date of the Merger Agreement. Subject to the satisfaction (or, if permissible, waiver) of the Minimum Condition and the other conditions that are described in Section 16 - “Certain Conditions of the Offer,” Purchaser will, and Parent will cause Purchaser to, consummate the Offer, accept for payment (the time of such acceptance, the “Offer Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer at or as promptly as practicable following the Offer Acceptance Time (but in any event within three (3) Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)) (such aggregate amount, the “Offer Acceptance Consideration”). If the Offer is consummated, each GreenLight stockholder will receive $0.30 (the “Offer Price”) for each Share validly tendered and not properly withdrawn by such stockholder prior to the Expiration Date, net to such stockholder in cash, without interest thereon and subject to any withholding taxes. The Offer is initially scheduled to expire at one minute after 11:59 p.m. New York City time, at the end of the day on July 19, 2023, but may be extended and re-extended as described below.

Parent and Purchaser expressly reserve the right, in their sole discretion, to (A) increase the Offer Price or (B) waive any Offer Condition, except that, neither Parent nor Purchaser shall (without the prior written consent of GreenLight): (i) reduce the maximum number of shares of GreenLight Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Condition, (iv) impose conditions to the Offer that are in addition to the Offer Conditions, or modify or amend any existing Offer Condition in a manner adverse to the holders of the GreenLight Common Stock, (v) except as otherwise required or permitted by Section 1.1(d) of the Merger Agreement, extend or otherwise change the Expiration Time, (vi) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, (vii) increase the Offer Price, except in response to an Adverse Recommendation Change or upon the Company’s delivery to Parent of a notice of a Superior Proposal, (viii) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL or (ix) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of GreenLight Common Stock. The Offer may not be terminated prior to its scheduled Expiration Time, unless the Merger Agreement is terminated in accordance with Article VII.

Extensions of the Offer

The Merger Agreement provides that Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer. Subject to

Parent’s and GreenLight’s termination rights under the Merger Agreement, if as of any scheduled Expiration Date, any condition to the Offer is not satisfied and has not been waived by Purchaser or Parent, Purchaser is required to extend the Offer on one or more occasions in consecutive increments of up to ten (10) business days each (or such longer period as Parent and GreenLight may agree in writing), until such time as all conditions to the Offer are satisfied or waived. Purchaser is not required to extend the Offer beyond the earlier of 11:59 p.m., New York city time, on February 29, 2024 (the “Outside Date”) and the termination of the Merger Agreement in accordance with the terms thereof, the provisions of which are summarized under “- Termination.”

Termination of the Offer

The Merger Agreement provides that neither Parent nor Purchaser may not terminate or withdraw the Offer prior to the Expiration Date without the prior written consent of GreenLight, except in the event that the Merger Agreement is terminated pursuant to its terms. In the event that the Merger Agreement is terminated pursuant to its terms, Purchaser will promptly terminate the Offer, not acquire any Shares pursuant thereto, and cause any depositary acting on its behalf to promptly return, in accordance with applicable law, all tendered Shares to the registered holders thereof.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (1) Purchaser will be merged with and into GreenLight, with GreenLight becoming a wholly owned subsidiary of Parent; and (2) the separate corporate existence of Purchaser will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of GreenLight and Purchaser, and all of the debts, liabilities and duties of GreenLight and Purchaser will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Purchaser as of immediately prior to the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or approval. At the Effective Time, the officers of Purchaser as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed or until their earlier death, resignation or approval. At the Effective Time, subject to the applicable terms of the Merger Agreement, the certificate of incorporation of GreenLight as the Surviving Corporation will be amended to read substantially identically to the certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time, and the bylaws of Purchaser, as in effect immediately prior to the Effective Time will be amended to read substantially identically to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be GreenLight Biosciences Holdings, PBC.

Closing and Effective Time

The closing of the Merger will take place (1) as promptly as practicable following the Offer Acceptance Time (but in any event within one (1) Business Day after the Offer Acceptance Time), except if any of the applicable conditions to the consummation of the Merger set forth in the Merger Agreement are not satisfied or, to the extent permissible by applicable law, waived as of such date, in which case, on the first (1st) Business Day after all applicable conditions to the consummation of the Merger are satisfied or, to the extent permissible by applicable law, waived, (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions). For purposes of the Merger Agreement, “business day” refers to any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

On the closing date, GreenLight and Parent will cause the Merger to be consummated pursuant to the DGCL (including Section 251(h) thereof) by causing a certificate of merger to be filed with the Secretary of State of the

State of Delaware. The Merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger (the “Effective Time”).

Merger Consideration

GreenLight Common Stock

At the Effective Time, and without any action required by any stockholder, each Share (other than Excluded Shares, Rollover Shares and Dissenting Shares) issued and outstanding as of immediately prior to the Effective Time will be converted automatically into and will thereafter represent only the right to receive the Offer Price, without interest thereon and subject to any applicable withholding taxes.

Outstanding Company Options, Company RSU Awards, and Company PSU Awards

GreenLight has from time to time granted GreenLight Common Stock pursuant to GreenLight’s 2022 Equity and Incentive Plan (the “Equity Plan”). Each stock option to purchase shares of GreenLight Common Stock granted under the Equity Plan (each, a “Company Option”) that is outstanding and unexercised immediately prior to the Effective Time, and each restricted stock unit award in respect of shares of GreenLight Common Stock granted under the Equity Plan (each, a “Company RSU Award”), will, by virtue of the Merger and without any action on the part of GreenLight, Parent, Purchaser or the holders thereof, be treated as follows:

As of the Effective Time, each Company Option (whether or not vested) that is outstanding and unexercised immediately prior to the Effective Time and that has a per-share exercise price less than the Merger Consideration (an “In-the-Money Option”) will be canceled in exchange for payment to the holder of such In-the-Money Option of an amount in cash equal to (A) the number of shares of GreenLight Common Stock subject to such In-the-Money Option immediately prior to the Effective Time multiplied by (B) the amount by which (x) the Merger Consideration exceeds (y) the per-share exercise price for such In-the-Money Option (the “Company Option Cash Out Amount”).

Each Company Option that is not an In-the-Money Option will be canceled at the Effective Time without payment of any consideration.

As of the Effective Time, each Company RSU Award subject to time-based or other vesting restrictions that is outstanding under the Equity Plan immediately prior to the Effective Time, shall, to the extent not vested, become fully vested and then (ii) each Company RSU Award shall be automatically canceled in consideration for the right to receive a lump sum cash payment equal to the product of (x) the Merger Consideration and (y) the number of shares of Company Stock represented by such Company RSU Award (the “Company RSU Cash Out Amount”).

All Company Options (whether or not vested) that are outstanding and unexercised immediately prior to the Effective Time, all Company RSU Awards that are outstanding immediately prior to the Effective Time, and rights under the Equity Plan, will terminate as of, and contingent upon the occurrence of, the Effective Time, and, following the Effective Time, no holder of any Company Option, Company RSU Award, or any other rights under the Equity Plan will have any right, title or interest in respect of any equity securities of GreenLight, its Subsidiaries, or the Surviving Corporation as a result of such holder’s Company Options, Company RSU Awards, or other rights under the Equity Plan, and GreenLight shall have no further Liability under or with respect to any such Company Option, Company RSU Award, or the Equity Plan.

Exchange and Payment Procedures

Prior to the Effective Time, Parent is to enter into and appoint Continental Stock Transfer & Trust Company to act as the paying agent (or such other nationally recognized paying agent agreed to between Parent and GreenLight) for the payment of the amounts to be paid pursuant to this the Merger Agreement.

At or as promptly as practicable after the Offer Acceptance Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares represented by book-entry (the “Book-Entry Shares”), for payment by the Paying Agent, sufficient funds for the payment of the aggregate Merger Consideration (such funds provided to the Paying Agent are referred to as the “Payment Fund”)

Promptly following the Effective Time, the Payment Agent will mail to each holder of record (as of immediately prior to the Effective Time) a letter of transmittal in customary form specifying that delivery shall be effected upon adherence to the procedures set forth in the letter of transmittal; and (B) instructions for surrendering such Book-Entry Shares in exchange for payment of the Merger Consideration.

Upon surrender of a Book-Entry Share for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Book-Entry Share will be entitled to receive, and the Paying Agent will promptly pay in exchange therefor, the Merger Consideration payable and issuable in respect of the number of shares formerly evidenced by such Book-Entry Share less any required withholding of Taxes. Any Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Book-Entry Shares.

Parent is entitled to require the Paying Agent to return to Parent or Parent’s designee any portion of the Payment Fund that remains unclaimed by the holders of Book-Entry Shares on or after the first (1st) year anniversary of the Effective Time. Thereafter, any holder of Book-Entry Shares who has not complied with the terms of the Merger Agreement shall look only to Parent or the Surviving Corporation, which will remain responsible for payment and issuance of the applicable Merger Consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims of interest of any Person previously entitled thereto. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a GreenLight stock certificate or Book-Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

Representations and Warranties

The Merger Agreement contains representations and warranties of GreenLight, Parent and Purchaser.

The Merger Agreement contains representations and warranties of GreenLight, subject to certain exceptions in the Merger Agreement, in the company disclosure letter delivered in connection with the Merger Agreement and in GreenLight’s public filings, as to, among other things:

•	organization, good standing and power to do business of GreenLight and its subsidiaries;

•	capitalization;

•	corporate power and authority, including with respect to the Special Committee, relating to the execution, delivery and performance of the Merger Agreement;

•	consents and approvals relating to the execution, delivery and performance of the Merger Agreement and the absence of certain violations;

•

the forms, reports, statements, certifications, schedules and other documents required to be filed or furnished with the SEC, compliance of the consolidated financial statements of GreenLight included in such documents, the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting, the absence of known material complaints, allegations, assertions or claims regarding GreenLight’s accounting practices and compliance in all material respects with applicable listing and corporate governance rules and regulations of the Nasdaq;

•	the absence of certain changes or events;

•	the accuracy of the information supplied for the purposes of the Offer;

•	compliance with applicable laws, the provisions of anti-bribery and anti-corruption laws, export and sanctions regulations, and consumer product safety laws;

•	tax returns and other tax matters;

•	the absence of certain liabilities;

•	the absence of certain actions, proceedings or orders;

•	employee benefit plans and other agreements, plans and policies with or concerning employees;

•	intellectual property, privacy and information technology;

•	material contracts;

•	real and personal property matters;

•	the absence of certain liabilities relating to, and violations of, environmental laws;

•	insurance policies;

•	the opinion of the Special Committee’s financial advisor;

•	brokers’ fees;

•	takeover statutes and GreenLight’s lack of any stockholder rights agreement or similar anti-takeover plan;

•	related party transactions;

•	major suppliers to GreenLight; and

•	privacy and data security policies.

The Merger Agreement also contains representations and warranties of Parent and Purchaser, subject to certain exceptions in the Merger Agreement delivered in connection with the Merger Agreement, as to, among other things:

•	organization and power to do business;

•	capitalization and activities of Purchaser;

•	corporate power and authority relating to the execution, delivery and performance of the Merger Agreement;

•	consents and approvals relating to the execution, delivery and performance of the Merger Agreement and the absence of certain violations;

•	the accuracy of the information supplied for the purposes of this Offer to Purchase;

•	the absence of certain actions, proceedings or orders;

•	sufficient funds to consummate the Merger;

•	solvency of Parent, Purchaser or the Surviving Corporation and

•	brokers’ fees;

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

The assertions embodied in those representations, warranties and covenants were made for purposes of the contract between the respective parties and are subject to representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by a confidential disclosure schedule made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and are subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors, security holders or securities laws. Investors and security holders are not and will not be third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “company material adverse effect” or “parent material adverse effect” qualification, as discussed below.

For purposes of the Merger Agreement, a “company material adverse effect” means, with respect to GreenLight, any event, change, effect, occurrence or development (an “Effect”) that, individually or in the aggregate with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of GreenLight and its Subsidiaries taken as a whole; provided that in no event shall any of the following (alone or in combination), or any Effect to the extent arising out of or resulting from any of the following (alone or in combination), be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i)	any change in applicable Laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(ii)	any change in interest rates or economic, political, credit, business or financial market conditions generally;

(iii)	the taking of any action required by the Merger Agreement;

(iv)

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, epidemics, pandemics (including COVID-19, any COVID-19 Measures, and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19), quarantines, plagues, other outbreaks of illness or public health events or other natural or man-made disasters or acts of God in the United States or any other country or region in the world, or any escalation of the foregoing;

(v)

geopolitical conditions, acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world, including the current conflict between the Russian Federation and Ukraine or any change, escalation or worsening thereof;

(vi)

any failure by GreenLight to meet, or changes to, published or internal estimates, projections, expectations, budgets, guidance, milestones, or forecasts of revenue, earnings, cash burn-rate, cash flow, cash position or any other financial or performance measures or operating statistics (whether made by GreenLight or any third parties) (provided that this clause (vi) shall not prevent a determination that any Effect not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect);

(vii)

any events generally applicable to the industries or markets in which GreenLight and its Subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods purchased from third-party suppliers);

(viii)

the negotiation, execution, announcement or performance of the Merger Agreement or the pendency or consummation of the Merger Transactions, or the identity of Parent or any of its Affiliates as the acquiror of GreenLight (or any facts and circumstances concerning Parent or any of its Affiliates), including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of GreenLight and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 3.4 of the Merger Agreement and the condition to Closing with respect thereto);

(ix)

any changes in GreenLight’s stock price or trading volume (whether made by GreenLight or any third parties) (provided that this clause (ix) shall not prevent a determination that any Effect not otherwise excluded from this definition of Company Material Adverse Effect underlying such change in stock price or trading volume has resulted in a Company Material Adverse Effect);

(x)

(A) any action taken at the written direction or request of Parent or Purchaser or to which Parent has consented in writing, (B) any failure to take any action resulting from Parent’s failure to grant any consent requested by GreenLight to take any action restricted or prohibited by the Merger Agreement (other than Section 5.1(a) of the Merger Agreement), (C) any action taken that is required by the Merger Agreement or (D) the failure to take any action prohibited by the Merger Agreement;

(xi)

any computer hacking, data breaches, ransom-ware, cybercrime or cyberterrorism (including by a nation-state or nation state-sponsored threat actor) affecting or impacting, or outage of or termination by a web hosting platform or data center provider providing services to, GreenLight or its businesses; or

(xii)

any action taken by, or at the written request of, Parent or Purchaser; provided, further, that any Effect referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of GreenLight and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which GreenLight and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on GreenLight and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which GreenLight and its Subsidiaries conduct their respective operations.

The Merger Agreement provides that, and GreenLight agrees that, during the period from the date of the Merger Agreement through the earlier of the Offer Acceptance Time or the date of termination of the Merger Agreement, except for matters (i) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 5.1 of the Company Disclosure Schedule relating to the Merger Agreement, (iii) as contemplated or permitted by the Merger Agreement, (iv) as may be required to comply with any law, order or contract, or (v) as required by the rules or regulations of Nasdaq, GreenLight is to, and is to cause its subsidiaries to conduct its business in the ordinary course in all material respects and shall use commercially reasonable efforts to preserve intact its business organization, preserve its material assets, material Permits, keep available the services of its current officers and employees and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with it; provided that the parties agree that GreenLight may continue any reasonable changes in their respective business practices adopted prior to the date thereof to address and adapt to COVID-19 and certain measures taken in response to COVID-19, and GreenLight may take such further actions as it deems advisable or necessary to address and adapt to COVID-19 and any COVID-19 Measures, including to (A) protect the health and safety of GreenLight’s employees, suppliers, partners and other individuals having business dealings with GreenLight or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures.

Between the date of the Merger Agreement and the earlier of the Offer Acceptance Time and the date of termination of the Merger Agreement, except for matters (i) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 5.1 of the

Company Disclosure Schedule, (iii) as contemplated or permitted by the Merger Agreement, (iv) as may be required to comply with any law, order or contract or (v) as required by the rules or regulations of Nasdaq, GreenLight shall not, nor shall it permit any of its Subsidiaries to, do any of the following:

•	adopt any amendments, supplements, restatements or modifications to any of the Company Organizational Documents;

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, the Company Capital Stock or any equity securities of GreenLight’s subsidiaries or repurchase or redeem any outstanding Company Capital Stock or equity securities of GreenLight’s subsidiaries, other than dividends or distributions, declared, set aside or paid by any of GreenLight’s subsidiaries to GreenLight or any Subsidiary that is, directly or indirectly, wholly owned by GreenLight;

•

transfer, issue, sell, grant or otherwise dispose of, or subject to a Lien, (A) any equity securities of GreenLight or its Subsidiaries, (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating GreenLight or its Subsidiaries to issue, deliver or sell any equity securities of GreenLight or its Subsidiaries, other than, in each case, (x) the issuance of GreenLight Common Stock upon the exercise of any Company Options outstanding as of the date of the Merger Agreement in accordance with the terms, as in effect on the date thereof, of the Company Stock Plans and the underlying grant, award or similar agreement, (y) the issuance of GreenLight Common Stock upon the exercise of any Company Warrants outstanding in accordance with the terms of the Warrant Agreement and (z) the issuance of GreenLight Common Stock upon conversion of Company Preferred Shares in accordance with the Company Organizational Documents;

•

merge, consolidate, combine or amalgamate GreenLight or any of its Subsidiaries with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

•

as it relates to material contracts, (A) amend or modify, in either case in a manner materially adverse to GreenLight, or terminate any Material Contract, including the types described in Sections 3.13(a)(iv), 3.13(a)(v), 3.13(a)(ix), 3.13(a)(x) or 3.13(a)(xi) of the Merger Agreement (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would, if in effect as of the date thereof, have constituted a Material Contract or take any of the actions described in clause (A) or (B) with respect to any Contract entered into after the date thereof that would, if in effect as of the date thereof, have constituted a Material Contract;

•

sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of GreenLight or any of its Subsidiaries, other than inventory or obsolete equipment in the Ordinary Course of Business, or (B) subject any material assets or properties of GreenLight or any of its Subsidiaries to any new Lien (other than any Permitted Liens);

•	change any of GreenLight’s or its Subsidiaries’ methods of accounting in any material respect, other than changes that are made in accordance with Public Company Accounting Oversight Board standards;

•

except as required under the terms of any Company Benefit Plan set forth on Section 3.14(a) of the Company Disclosure Schedule (it being understood and agreed, for the avoidance of doubt, that in no event shall such exception be deemed or construed as permitting GreenLight or its Subsidiaries to take any action that is not permitted by any other provision of Section 5.1(b) of the Merger Agreement) (A) amend or modify in any material respect, adopt or enter into any CBA, any Company Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be an Company Benefit Plan if in effect as of the date of the Merger Agreement (excluding any employment or consulting agreements entered into in the Ordinary Course of Business with any newly hired or newly engaged service providers to GreenLight or any of its Subsidiaries each of whom will not be an officer of GreenLight or any of its Subsidiaries, each of whom will be hired or engaged only to fill a vacant position resulting from a former employee or service provider’s separation from employment or service, and each of whose base salary or base wage level would not exceed, on an annualized basis, $100,000 per year), (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of GreenLight or any of its Subsidiaries, (C) take any action to accelerate any payments (whether individually or in the aggregate), right to payment or benefit, or the funding of any payment or benefit, right to material payments (whether individually or in the aggregate), payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of GreenLight or any of its Subsidiaries other than to the extent required by GreenLight Stock Plans or Section 2.3 thereof, or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, officer, employee, individual independent contractor or other service provider of GreenLight or any of its Subsidiaries; incur, create or assume any Indebtedness, other than ordinary course trade payables, or guarantee any Liability of any Person, or (B) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person other than (x) intercompany loans or capital contributions between GreenLight and any of its wholly owned Subsidiaries, and (y) the reimbursement of expenses of employees or advancements of expenses, in each case, in the Ordinary Course of Business;

•

make, change or revoke any material election concerning Taxes, change any annual Tax accounting period, surrender any right to claim a material Tax refund, amend any filed material Tax Return, file any material Tax Return inconsistent with past practice in any material respect, enter into any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than one that is included in a Contract entered into in the Ordinary Course of Business that is not primarily related to Taxes), enter into any material Tax closing agreement, settle any Tax claim or assessment, or Consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment;

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by the Merger Agreement) involving GreenLight or its Subsidiaries;

•

enter into any settlement, conciliation or similar Contract with any Person the performance of which would involve the payment by GreenLight and its Subsidiaries in excess of $500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on GreenLight or any of its Subsidiaries (or Parent or any of its Affiliates after the Closing);

•

enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement;

•

make any Company Change of Control Payment that is not set forth on Section 5.1(b)(xiii) of the Company Disclosure Schedule or make any material payment with respect to a Company Affiliated Party Transaction that is not set forth on Section 5.1(b)(xiii) of the Company Disclosure Schedule; and

•	enter into any Contract to take, or cause to be taken, any of the actions set forth in Section 5.1 of the Merger Agreement.

Nothing contained in the Merger Agreement will give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of GreenLight prior to the Effective Time. In addition, notwithstanding the foregoing, (x) nothing in Section 5.1 of the Merger Agreement shall restrict GreenLight from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among GreenLight and its Subsidiaries, (y) no action or inaction by GreenLight with respect to matters specifically addressed by any provision of Section 5.1(b) of the Merger Agreement may be deemed a breach of Section 5.1(a) thereof unless such action constitutes a breach of such provision of Section 5.1(b), and (z) if GreenLight seeks the consent of Parent to take any action prohibited by Section 5.1(b) of the Merger Agreement and such consent is withheld by Parent, the failure to take such action will not be deemed to be a breach of Section 5.1(a) thereof.

The “Go-Shop” Period - Solicitation of Other Offers

Except as expressly permitted below, from the date of the Merger Agreement until the Offer Acceptance Time or until the termination of the Merger Agreement, GreenLight will not, and will cause each of its subsidiaries not to, and will use its reasonable best efforts to cause its representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage any inquiry, proposal or offer regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal (as defined below) (an “Inquiry”), (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information regarding GreenLight to, any Person in connection with a Takeover Proposal or any Inquiry (other than to state that GreenLight is not permitted to have discussions), (iii) execute or enter into any letter of intent, agreement in principle or Contract with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement) (an “Acquisition Agreement”), (iv) approve, endorse, declare advisable or recommend any Takeover Proposal, (v) take any action to make the provisions of any Takeover Law or any restrictive provision of any applicable anti-takeover provision in GreenLight’s Organizational Documents inapplicable to any transactions contemplated by any Takeover Proposal or (vi) authorize, commit to, agree, resolve to or publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, the Company has agreed that any violation of the restrictions on GreenLight set forth in Section 5.3 of the Merger Agreement by any subsidiary of GreenLight or any representative of GreenLight is deemed a breach of Section 5.3 of the Merger Agreement.

During the period beginning on the date of the Merger Agreement (May 29, 2023) and continuing until 11:59 p.m. (New York City time) on June 28, 2023 (the “No-Shop Period Start Time”), GreenLight and its representatives have the right to (i) initiate or solicit, or knowingly facilitate or encourage, any Inquiry and (i) engage in or otherwise participate in any discussions or negotiations regarding a Takeover Proposal or Inquiry, or, subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement (as defined in the Merger Agreement), provide any access to its properties, books or records or any non-public information to any Person (and its representatives and prospective equity and debt financing sources) subject to the terms and conditions of such Acceptable Confidentiality Agreement applicable to such Person relating to GreenLight or any of its subsidiaries in connection with the foregoing; however (A) GreenLight must provide to Parent any information relating to GreenLight or any of GreenLight’s subsidiaries that was not previously provided or made available to Parent substantially concurrently with the time it is furnished to such Person (and its representatives and prospective equity and debt financing sources) and (B) GreenLight and its subsidiaries will not pay, agree to pay or cause to be paid or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such Person in connection with any Takeover Proposals or Inquiry.

On the No-Shop Period Start Time, GreenLight must notify Parent in writing of (i) the number of parties with which GreenLight entered into an Acceptable Confidentiality Agreement and (ii) the number of parties that submitted a Takeover Proposal after the date of the Merger Agreement and prior to or on the No-Shop Period Start Time, which notice shall include a summary of all material terms of any pending Takeover Proposals that were made in writing by any Excluded Party (as defined in the Merger Agreement).

Immediately following the No-Shop Period Start Time, GreenLight is required to, and must cause its subsidiaries and its representatives to, cease all solicitations, discussions and negotiations with and cease providing any access to its properties, books, records and non-public information to any Persons (other than Parent and its representatives and, subject to the immediately following sentence, any Excluded Party and its representatives) that may be ongoing with respect to a Takeover Proposal or Inquiry and request that each such Person (other than Parent and its representatives and any Excluded Party and its representatives) promptly return or destroy all confidential information furnished to such Person by or on behalf of GreenLight in connection with any such Takeover Proposal or Inquiry. Notwithstanding the foregoing, GreenLight may continue to take any of the actions described above with respect to any Excluded Party (for so long as such Person is an Excluded Party) from and after the No-Shop Period Start Time until the earliest of the date on which (i) the Excluded Party has terminated or finally withdrawn the Qualified Proposal (as defined in the Merger Agreement) made prior to the No-Shop Period Start Time (provided that, for the avoidance of doubt, any amended, supplemented or modified Qualified Proposal submitted by such Excluded Party shall not be deemed to constitute, in and of itself, a termination or withdrawal of such previously submitted Qualified Proposal), (ii) the Person submitting the relevant Qualified Proposal ceases to be an Excluded Party because the Special Committee, after consultation with outside legal counsel and its financial advisors, determines that such Qualified Proposal no longer is or would no longer be reasonably expected to lead to a Superior Proposal and (iii) the Offer Acceptance Time occurs.

At any time following the No-Shop Period Start Time and prior to the Offer Acceptance Time, if GreenLight, directly or indirectly through one or more of its representatives, receives a written unsolicited and bona fide Takeover Proposal that did not result from a breach of the terms of Section 5.3 of the Merger Agreement, GreenLight and its representatives may contact the Person or group of Persons making such Takeover Proposal to clarify (but not negotiate) the terms and conditions thereof so as to determine whether such Takeover Proposal constitutes, or would reasonably be expect to result in, a Superior Proposal (as defined below), and may (i) provide information to such Person or group of Persons (including their respective representatives and prospective equity and debt financing sources) if GreenLight receives from such Person or group of Persons (or has received from such Person or group of Persons) an executed Acceptable Confidentiality Agreement; provided, that GreenLight shall make available to Parent and Purchaser any nonpublic information concerning GreenLight or its subsidiaries that is provided to any such Person or group of Persons which was not previously made available to Parent or Purchaser substantially concurrently, and (ii) engage or participate in any discussions or negotiations with such Person or group of Persons, if prior to taking any action described above, (A) either the GreenLight Board or the Special Committee determines in good faith after consultation with outside legal and financial advisors that such Takeover Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal and (B) either the GreenLight Board or the Special Committee determines in good faith after consultation with outside legal and financial advisors that failure to take such action would be reasonably likely to be inconsistent with their fiduciary obligations under applicable Law. It has been understood and agreed that any contacts, disclosures, discussions or negotiations permitted under Section 5.3(b) of the Merger Agreement, including any public announcement that either GreenLight’s Board or Special Committee has made any determination required under Section 5.3(b) of the Merger Agreement to take or engage in any such actions (provided that GreenLight’s Board or Special Committee expressly publicly reaffirms the Company Board Recommendation (as defined below) in connection with such disclosure), shall not constitute an Adverse Recommendation Change (as defined below) or otherwise constitute a basis for Parent to terminate the Merger Agreement pursuant to Section 7.3 of the Merger Agreement.

GreenLight Board Recommendation

As described above, and subject to the provisions described below, except as expressly permitted by the Merger Agreement, neither the GreenLight Board nor any committee thereof (including the Special Committee) may:

(a)

withdraw, withhold, qualify, modify or amend, or agree to or publicly propose to withdraw, withhold, qualify, modify or amend, the recommendation of the board of directors of the Company to the stockholders of the Company that such stockholders tender their shares of Common Stock in the Offer (the “Company Board Recommendation”) in any manner adverse to Parent;

(b)	approve, recommend, or declare advisable or publicly propose to approve, recommend, or declare advisable, a Takeover Proposal;

(c)	fail to include the Company Board Recommendation in the Schedule 14d-9 and Schedule 13e-3 (any action described in clauses (a), (b) or (c) being referred to as an “Adverse Recommendation Change”).

However, prior to the Offer Acceptance Time, if GreenLight receives, directly or indirectly through one or more of its representatives, either (i) after the date of the Merger Agreement and prior to or on the No-Shop Period Start Time, from an Excluded Party, a Takeover Proposal or (B) after the No-Shop Period Start Time, an unsolicited, written, bona fide Takeover Proposal that did not result from a breach of Section 5.3 of the Merger Agreement, either the GreenLight Board or the Special Committee may make an Adverse Recommendation Change or terminate the Merger Agreement in order to enter into an Acquisition Agreement providing for such Superior Proposal, but only if:

(i)	neither GreenLight nor any of its Subsidiaries has materially breached any of the provisions of Section 5.3 of the Merger Agreement;

(ii)

either the GreenLight Board or the Special Committee has determined in good faith, after consultation with outside legal and financial advisors, that failure to do so would be inconsistent with the GreenLight Board’s or the Special Committee’s fiduciary obligations under applicable law, as the case may be;

(iii)

GreenLight provides at least three (3) Business Days’ prior written notice (the “Notice Period”) to Parent that GreenLight is prepared to make an Adverse Recommendation Change or terminate the Merger Agreement to enter into an Acquisition Agreement with respect to a Superior Proposal, and the notice must include a copy of the written definitive agreements (including all exhibits and schedules and all financing commitments and other ancillary agreements) providing for the transaction that constitutes such Superior Proposal;

(iv)

During the Notice Period, GreenLight and its representatives must negotiate with Parent in good faith (if requested by Parent) to enable Parent to propose in writing such adjustments in the terms and conditions of the documents related to the Offer, Merger and other transactions contemplated by the Merger Agreement (including the Note Purchase Agreement and the Contribution and Exchange Agreement) (collectively, the “Transaction Documents”) so that such Superior Proposal ceases to constitute a Superior Proposal; and

(v)

following the end of the Notice Period (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to Parent and a new two (2) Business Day period), and after considering such negotiations and any adjustments in the terms and conditions of the Transaction Documents that have been agreed to in writing by Parent, either the GreenLight Board or the Special Committee has determined in good faith that, after consultation with its financial advisor, such Superior Proposal continues to constitute a Superior Proposal.

In addition, either GreenLight Board or the Special Committee may, at any time before the Offer Acceptance Time, make an Adverse Recommendation Change in response to an Intervening Event (as defined below), but only if:

(i)

the GreenLight Board or the Special Committee has determined in good faith (and, in the case of the GreenLight Board, upon the recommendation of the Special Committee), after consultation with its outside legal counsel, that failure to do so would be inconsistent with the GreenLight Board’s or the Special Committee’s fiduciary obligations under applicable Law, as the case may be;

(ii)

GreenLight shall have first provided prior written notice to Parent for at least the duration of the Notice Period that GreenLight is prepared to make an Adverse Recommendation Change in response to such Intervening Event, which notice shall specify in reasonable detail the Intervening Event that renders an Adverse Recommendation Change necessary;

(iii)

during the Notice Period, GreenLight and its representatives must negotiate with Parent in good faith (if requested by Parent) to enable Parent to propose in writing such adjustments in the terms and conditions of the Transaction Documents so that the failure to make such Adverse Recommendation Change would no longer be inconsistent with the GreenLight Board’s or the Special Committee’s fiduciary obligations under applicable Law; and

(iv)

following the end of the Notice Period (it being understood and agreed that any material change to the conditions constituting such Intervening Event shall require an additional notice to Parent and a new two Business Day period), and after considering such negotiations and any adjustments in the terms and conditions of the Transaction Documents that have been agreed to in writing by Parent, the GreenLight Board or the Special Committee has determined that, after consultation with its outside legal counsel, the failure to make such Adverse Recommendation Change continues to be inconsistent with the GreenLight Board’s or the Special Committee’s fiduciary obligations under applicable Law.

For purposes hereof and as set forth in the Merger Agreement, the following terms shall have the following meanings:

“Intervening Event” means any material event, fact, circumstance, development or occurrence (including any material event, fact, circumstance, development or occurrence that would affect, to the extent required by Delaware law as applicable to GreenLight as a public benefit corporation or GreenLight’s Board in the context of a sale of control of the GreenLight, the outcome of the GreenLight’s Board or the Special Committee’s balancing of (1) pecuniary interests of the GreenLight Stockholders, (2) best interests of those materially affected by GreenLight’s conduct and (3) the GreenLight’s Public Benefit Purpose, for purposes of making GreenLight’s Board Recommendation or the Special Committee’s recommendation thereof) that (i) was not known by GreenLight’s Board or the Special Committee as of the date hereof, as the case may be, and (ii) does not relate to (x) the effect resulting from the public announcement of the Merger Agreement, (y) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or (z) any change in the price or trading volume of GreenLight’s Common Stock or any other securities of GreenLight (except that the underlying causes of such changes may constitute or be taken into account in determining whether there has been an Intervening Event).

“Superior Proposal” means any bona fide written Takeover Proposal that was not solicited in, and did not otherwise result from a, violation of Section 5.3 that GreenLight’s Board (or an authorized committee thereof, including the Special Committee) after (a) considering each of (i) the GreenLight’s stockholders’ pecuniary (financial) interests, (ii) the best interests of those materially affected by GreenLight’s conduct (including customers, employees, partners and the communities in which it operates) and (iii) the GreenLight’s Public Benefit Purpose and (b) engaging in the balancing required by the DGCL, has determined in good faith (after consultation with its outside legal counsel and financial advisor) (A) would be more favorable to the GreenLight’s stockholders from a financial point of view than the Merger Transactions (including any revisions to the terms of the Merger Agreement, the Note Purchase Agreement and the Contribution and Exchange Agreement proposed by Parent in writing prior to the time of such determination) and (B) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of the Merger Agreement; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

“Takeover Proposal” means any proposal or offer relating, directly or indirectly, in a single transaction or series of related transactions, to (i) a spin-off, share exchange (including a split-off) or business combination involving 20% or more of the capital stock of GreenLight or any of its Subsidiaries or consolidated assets of GreenLight Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, license, exchange, mortgage, transfer or other disposition of assets representing 20% or more of the consolidated assets, revenues or gross profits of GreenLight and its Subsidiaries, taken as a whole, (iii) a purchase or other acquisition or sale of shares of capital stock or other securities representing 20% or more of the voting power of the capital stock of GreenLight or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a merger, reorganization, recapitalization, consolidation, business combination, liquidation, dissolution or similar transaction involving GreenLight or any Subsidiary of GreenLight’s whose business constitutes 20% or more of the net revenues, net income or assets of GreenLight and its Subsidiaries, taken as a whole, or (v) any combination of the foregoing.

Efforts to Close the Merger

GreenLight, Parent and Purchaser have agreed to, and to cause their respective subsidiaries to, each use commercially reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable to ensure that, as promptly as practicable, the Offer Conditions and the conditions set forth in Article VI of the Merger Agreement (Conditions) are satisfied and to consummate the Merger Transactions as promptly as practicable, including by preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents.

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with applicable Law, each of the parties to the Merger Agreement shall use its commercially reasonable efforts to promptly (i) obtain any consents, approvals, registrations, waivers, permits, orders or other authorizations from, and make any filings and notifications with, any Governmental Authority or third party necessary, proper or advisable under applicable Law to consummate the Merger Transactions, (ii) make any other submissions necessary, proper or advisable in connection with the Merger Transactions under the Securities Act, the Exchange Act, any applicable Antitrust Laws, the DGCL, and the Nasdaq rules and regulations and any other applicable Law and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with Section 5.6 of the Merger Agreement to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such Laws. Parent and GreenLight shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors before filing.

Each of Parent and GreenLight shall promptly inform the other party upon receipt of any communication from any Governmental Authority regarding the Merger Transactions. If Parent or GreenLight receives a request for additional information from any Governmental Authority that is related to the Merger Transactions, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other party, an appropriate response to such request as promptly as reasonably practicable. No party shall participate in any meeting or engage in any material substantive conversation with any Governmental Authority related to the Merger Transactions without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend and participate. Parent shall advise GreenLight promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Authority in connection with the Merger Transactions.

Parent and GreenLight shall exercise commercially reasonable efforts to resolve or defend against such objections, if any, that a Governmental Authority may assert with respect to the Merger Transactions and to obtain any clearance required under any applicable Antitrust Laws or approval, consent or authorization necessary under applicable Law for the consummation of the Merger Transactions.

Financing

Each of Parent and Purchaser will not (without the prior written consent of the Company) permit any amendment or modification (including an amendment or modification effected by way of side letter) to be made to, or any waiver of any provision or remedy pursuant to the Note Purchase Agreement.

Parent shall use reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the necessary financing (as further described in Section 10 - “Source and Amount of Funds”), including (i) maintaining in effect the Note Purchase Agreement, (ii) complying with its obligations under the Note Purchase Agreement, (iii) satisfying (or obtaining a waiver of) on a timely basis all conditions applicable to (and within control of) Parent or Purchaser in the Note Purchase Agreement, (iv) enforcing its rights under the Note Purchase Agreement, (v) consummating the Financing at or prior to Closing pursuant to the terms and provisions of the Note Purchase Agreement, including by causing the Financing Sources to fund the Financing at the Offer Acceptance Time pursuant to the terms and provisions of the Note Purchase Agreement . Upon the consummation of the Financing to Parent, in accordance with the Note Purchase Agreement, Parent shall draw down at Closing such amount of such Financing as is required to make the full amount of payments it is required to make with respect to the Offer and the Merger under the Merger Agreement. See also Section 10 - “Source and Amount of Funds.”

Indemnification and Insurance

Parent and Purchaser agree that all rights to indemnification, exculpation, and advancement of expenses existing in favor of the current or former directors and officers of GreenLight as provided in the Company Organizational Documents, employment agreements, or elsewhere for acts or omissions occurring prior to the Effective Time, including in respect of the Merger Transactions, shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect until the later of six years after the Effective Time or the expiration of the applicable statute of limitations with respect to any such claims against directors or officers of GreenLight arising out of such acts or omissions, except as otherwise required by applicable Law.

For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain officers’ and directors’ liability and fiduciary liability insurance in respect of acts, errors or omissions occurring on or before the Effective Time, including in respect of the Merger Transactions, covering each such person currently covered by GreenLight’s officers’ and directors’ liability and fiduciary liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date thereof. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if, at or prior to the Effective Time, GreenLight or Parent (on behalf of the Surviving Corporation) shall purchase six (6) year prepaid “tail” policies on terms and conditions providing coverage retentions, limits and other material terms no less favorable than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by GreenLight with respect to matters arising at or prior to the Effective Time, except that GreenLight may not commit or spend on such “tail” policies annual premiums in excess of 300% of the annual premiums paid by GreenLight in its last full fiscal year prior to the date thereof for GreenLight’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if such premiums for such “tail” policies would exceed 300% of the Base Amount, then GreenLight shall purchase policies that provide the maximum coverage available at an annual premium equal to 300% of the Base Amount. GreenLight will, in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “tail” policies, subject to such policy being fully prepaid, including with respect to the selection of the broker, available policy price and coverage options. Parent will cause the Surviving Corporation to maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth herein.

For additional information, please refer to GreenLight’s Schedule 14D-9 and Schedule 13e-3 being mailed to stockholders with this Offer to Purchase.

Conditions to the Completion of the Offer

Purchaser is not required to (and Parent shall not be required to cause Purchaser to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), or pay for any Shares pursuant to the Offer if any of the following conditions exist or have occurred and are continuing at the scheduled Expiration Date (the “Offer Conditions”):

(a) the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined in Section 251(h)(6) of the DGCL) do not represent at least (x) a majority of the outstanding Shares, not otherwise owned by Purchaser, its “affiliates” (as defined in Section 251(h)(6) of the DGCL) or the Rollover Investors, and (y) that number of the Shares outstanding immediately following the consummation of the Offer that, together with the Shares owned by Purchaser, its “affiliates” (as defined in Section 251(h)(6) of the DGCL) and the Rollover Investors, equals at least such percentage of the Shares, and of each class or series thereof, that would be required to adopt the Merger Agreement under the DGCL and the Comapny Organizational Documents (such conditions the “Minimum Condition”);

(b) Any order shall have been issued (and still be in effect) by any Governmental Authority of competent jurisdiction preventing the consummation of the Offer or the Merger, or any Law shall have been enacted or deemed applicable to the Offer or the Merger (and still be in effect) by any Governmental Authority that prohibits or makes illegal the consummation of the Offer or the Merger;

(c) with respect to the representations and warranties of GreenLight set forth in the Merger Agreement:

1)

representations and warranties of GreenLight set forth in Section 3.2(a) (Capitalization) of the Merger Agreement regarding GreenLight’s capitalization shall not be true and correct in all respects, other than inaccuracies that are de minimis in amount (meaning that such inaccuracies, collectively, would not result in more than a de minimis increase in the aggregate consideration payable by Parent and Purchaser as contemplated by Article I and Article II of the Merger Agreement), as of the date of the Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

2)

each of the representations and warranties of GreenLight set forth in Section 3.1 (Organization and Good Standing), Section 3.3 (Authority), Section 3.21 (Brokers and Financial Advisors), Section 3.25 (State Takeover Laws) and Section 3.29 (No Rights Plan) of the Merger Agreement shall not be true and correct in all material respects as of the date of the Merger Agreement and as of the Expiration Time Date with the same effect as though made as of the Expiration Time Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); or

3)

each of the other representations and warranties of GreenLight set forth the Merger Agreement other than those sections specifically identified in clauses (1) through (2) of this paragraph (c), shall not be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (3), where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as described in Section 12 - “The Merger Agreement; Other Agreements - Representations and Warranties”);

(d) GreenLight shall not have complied with or performed in all material respects each of its obligations required to be complied with or performed by it prior to the Expiration Date under the Merger Agreement and such failure to comply or perform shall not have been cured by the Expiration Date;

(e) a Company Material Adverse Effect shall have occurred after the date of the Merger Agreement;

(f) the Merger Agreement shall have been terminated in accordance with its terms; or

(g) Parent shall not have received a certificate signed on behalf of GreenLight by the Chief Executive Officer or Chief Financial Officer of GreenLight, certifying that none of the conditions set forth in clause (c), (d) or (e) hereof shall have occurred.

The Minimum Condition may be changed, modified or waived by Purchaser only with the prior written consent of GreenLight on the terms and subject to the conditions of the Merger Agreement and the applicable rules and regulations of the SEC.

Conditions to the Completion of the Merger

Notwithstanding the Minimum Condition, the respective obligations of each party to the Merger Agreement are subject to the satisfaction or waiver on or before the Effective Time of the following conditions:

(i) No Order will have been issued (and still be in effect) by any Governmental Authority of competent jurisdiction preventing the consummation of the Merger, and no Law shall have been enacted or deemed applicable to the Merger (and still be in effect) by any Governmental Authority that prohibits or makes illegal the consummation of the Merger; and

(ii) Purchaser shall have accepted for payment all shares of GreenLight Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

Neither GreenLight, on the one hand, nor Parent or Purchaser, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating the Merger Agreement and abandoning the Merger, on the failure of any condition set forth directly above to be satisfied if such failure was caused by such party’s breach of, or failure to perform with respect to, any provision of the Merger Agreement.

Termination

The Merger Agreement may be terminated and the Merger Transactions abandoned at any time before the Offer Acceptance Time by mutual written consent of Parent (and for all purposes under Article VII of the Merger Agreement, any termination by Parent also being an effective termination by Purchaser) and GreenLight.

The Merger Agreement may be terminated and the Merger Transactions abandoned at any time before the Offer Acceptance Time by either Parent or GreenLight upon written notice to GreenLight:

•

at any time after 12:01 a.m. Eastern Time on February 29, 2024 (the “Outside Date”) if the Offer Acceptance Time shall not have occurred on or before the Outside Date; provided, further, that the right to terminate the Merger Agreement shall not be available to any party to the Merger Agreement if the failure of such party to perform any of its covenants or agreements under the Merger Agreement has been a principal cause of the failure of the Offer Acceptance Time to occur by the Outside Date;

•

if any Order having the effect set forth in paragraph (b) of Annex I of the Merger Agreement shall be in effect and shall have become final and nonappealable, except that the right to terminate the Merger Agreement shall not be available to any party to the Merger Agreement whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order; or

•

if the Offer (as it may have been extended pursuant to the Merger Agreement) shall have expired as a result of the non-satisfaction of one or more Offer Conditions or is terminated or withdrawn prior to the Offer Acceptance Time (to the extent permitted under the terms of the Merger Agreement) without the acceptance for payment by Purchaser of shares of GreenLight Common Stock pursuant to the Offer, except that the right to terminate the Merger Agreement under the Merger Agreement shall not be available to a party if that party’s failure to perform any of its covenants or agreements under the Merger Agreement has been a principal cause of the failure of the Offer Acceptance Time to occur by the Outside Date.

The Merger Agreement may be terminated and the Merger Transactions abandoned at any time before the Offer Acceptance Time by Parent:

•

if GreenLight breaches any of its representations or warranties, or fails to perform any of its covenants or agreements contained in the Merger Agreement, and which breach or failure (i) would give rise to the failure of a condition set forth in paragraph (d), (e) or (f) of Annex I of the Merger Agreement and (ii) by its nature cannot be cured or has not been cured by GreenLight by the earlier of (A) the Outside Date and (B) the date that is twenty (20) Business Days after GreenLight’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Purchaser are then in material breach of their respective representations or warranties or materially failing to perform their respective covenants or agreements contained in the Merger Agreement in a manner that would allow GreenLight to terminate the Merger Agreement under Section 7.4(b); or

•

upon prior written notice to GreenLight if the Company Board (acting upon the recommendation of the Special Committee), the Special Committee or any other duly authorized committee of disinterested members of the Company Board shall have effected an Adverse Recommendation Change (provided that, any written notice, including pursuant to Section 5.3(d) the Merger Agreement, of the Company’s intention to make an Adverse Recommendation Change in advance of making an Adverse Recommendation Change shall not result in Parent having any termination rights pursuant to Section 7.3(b)(i) of the Merger Agreement unless such written notice otherwise constitutes an Adverse Recommendation Change); provided, however, that Parent shall not be permitted to terminate the Merger Agreement unless the notice of termination is delivered by Parent to GreenLight within five (5) Business Days following the occurrence of the event giving rise to Parent’s right to terminate the Merger Agreement, (ii) if GreenLight shall have materially breached any of its obligations under Section 5.3 of the Merger Agreement, (iii) if GreenLight shall have failed, within ten (10) Business Days of a tender or exchange offer that constitutes a Takeover Proposal relating to securities of GreenLight having been commenced, to publicly recommend against such tender or exchange offer or (iv) if GreenLight shall have failed to publicly reaffirm its recommendation of the Offer and the Merger within ten (10) Business Days after a request to do so by Parent following the date any Takeover Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to GreenLight’s stockholders (provided that Parent may only make such request once with respect to each Takeover Proposal and each material modification thereto).

The Merger Agreement may be terminated and the Merger Transactions abandoned at any time before the Offer Acceptance Time by GreenLight:

•	in order to enter into an Acquisition Agreement, so long as concurrently with such termination GreenLight pays the Expense Reimbursement under Section 7.6(b)(i) of the Merger Agreement;

•

if Parent or Purchaser breaches any of their respective representations or warranties, or fails to perform any of their respective covenants or agreements contained in the Merger Agreement, and which breach or failure (i) would, individually or when aggregated with any such other breaches of failures, result in a Parent Material Adverse Effect and (ii) by its nature cannot be cured or has not been cured by Parent or Purchaser, as applicable, by the earlier of (A) the Outside Date and (B) the date that is twenty (20) Business Days after Parent’s receipt of written notice of such breach from GreenLight, but only so long as GreenLight is not then in material breach of its representations or warranties or materially failing to perform its covenants or agreements contained in the Merger Agreement in a manner that would allow Parent to terminate the Merger Agreement; or

•

upon prior written notice to Parent, if Purchaser fails to commence the Offer in accordance with the terms of the Merger Agreement on or prior to the fifteenth (15th) Business Day following the date thereof or if Purchaser fails to consummate the Offer when required to do so in accordance with the terms of the Merger Agreement; provided, however, that the right to terminate the Merger Agreement shall not be available to GreenLight if GreenLight is in breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement that has been the proximate cause of, or resulted in, Purchaser’s failure to commence or consummate the Offer in accordance with the terms of the Merger Agreement.

In the event of termination of the Merger Agreement, notice thereof shall be given to the other party or parties, specifying the provision thereof pursuant to which such termination is made, and the Merger Agreement shall immediately become void and of no effect, without any Liability or obligation on the part of Parent, Purchaser, GreenLight or their respective directors, officers and Affiliates, except that:

•	the Confidentiality Agreement, Sections 5.2(d), Section 5.7, Section 5.8, Section 7.5, Section 7.6 and Article VIII of the Merger Agreement shall survive the termination thereof; and

•

no such termination shall relieve any party from any Liability resulting from a Willful and Material Breach of the Merger Agreement or for fraud, subject only, with respect to any such liabilities of GreenLight.

GreenLight must pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Expense Reimbursement:

•	if the Merger Agreement is terminated by GreenLight because GreenLight enters into an Acquisition Agreement, payment shall be made concurrently with (and as a condition to) such termination;

•

if the Merger Agreement is terminated by Parent because GreenLight’s Board effects an Adverse Recommended Change or if the Offer Acceptance Time does not occur before the Outside Date, payment shall be made within two (2) Business Days following such termination; or

•

if (A) following the date of the Merger Agreement and prior to the time of termination of the Merger Agreement, a Takeover Proposal shall have been publicly announced (and such Takeover Proposal shall not have been withdrawn prior to the time of the termination of the Merger Agreement), (B) thereafter the Merger Agreement is terminated by Parent because GreenLight fails to cure any breach of its representations, warranties or perform any of its covenants or agreements as contained in the Merger Agreement or is terminated by GreenLight or Parent because the Offer shall have expired as a result of the non-satisfaction of one or more Offer Conditions or is terminated or withdrawn prior to the Acceptance Time as a result of failure to satisfy the Minimum Condition by GreenLight at a time when the Minimum Condition is not satisfied, and (C) within twelve (12) months following the date of such termination GreenLight enters into a definitive Contract with respect to any Takeover Proposal or any Takeover Proposal is consummated, in each case whether or not involving the same Takeover Proposal or the Person making the Takeover Proposal referred to in clause (A), in which case payment shall be made within two (2) Business Days following the earlier of the date on which GreenLight enters into such Contract or consummates such transaction. For purposes of the foregoing clauses (A) and (C) only, references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by “50%.”

The “Expense Reimbursement” means an amount in cash equal to the lesser of (i) $1,575,000 and (ii) the reasonable and documented out-of-pocket fees and expenses (including all such fees and expenses of counsel, accountants, investment bankers, hedging counterparties, experts and consultants) incurred by Parent, Purchaser, the Financing Sources, their respective Affiliates or on behalf of any of the foregoing in connection with the Merger Agreement, the Merger Transactions, the Note Purchase Agreement, the Financing, the Contribution and Exchange Agreement or any related transactions contemplated by the Merger Agreement, the Merger Transactions, the Note Purchase Agreement, the Financing, the Contribution and Exchange Agreement and the other agreements referenced in the Merger Agreement, including the consideration, authorization, preparation, negotiation, execution and performance of the Merger Agreement, the Merger Transactions, the Note Purchase

Agreement, the Financing, the Contribution and Exchange Agreement and the other transactions contemplated thereby, the preparation, and filing (including any filing fees associated therewith) of any forms, notices or applications with respect to satisfying the conditions set forth in the Merger Agreement and Annex I thereof and all other matters related to the Closing (the amount contemplated by clause (ii), the “Parent Expenses”).

As promptly as reasonably practicable following the Offer Acceptance Time (but subject to the occurrence of the Offer Acceptance Time), GreenLight shall pay to Parent, the Parent Expenses.

GreenLight is not obligated to pay, or cause to be paid, the Expense Reimbursement on more than one occasion.

Expenses

Parent is responsible for all fees and expenses of the Paying Agent. Except as explicitly provided for otherwise in the Merger Agreement, whether or not the Merger is consummated, all expenses (including those payable to representatives) incurred by any party to the Merger Agreement or on its behalf in connection with the Merger Agreement and the Merger Transactions (“Expenses”) will be paid by the party incurring those Expenses.

As promptly as reasonably practicable following the Offer Acceptance Time (but subject to the occurrence of the Offer Acceptance Time), the Company is required to pay to Parent the Parent Expenses.

Amendment and Modification

Subject to compliance with applicable Law, at any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto, except that following the Offer Acceptance Time, the Merger Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price.

At any time before the Offer Acceptance Time, Parent and Purchaser, on the one hand, and GreenLight, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered under the Merger Agreement or (c) subject to applicable Law, waive compliance by the other party with any of the covenants or conditions contained in the Merger Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under the Merger Agreement.

Governing Law

The Merger Agreement is governed by Delaware law.

Jurisdiction; Specific Enforcement

Each party to The Merger Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any appellate court therefrom (the “Chosen Courts”), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with the Merger Agreement or the Merger Transactions shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it will not bring any action relating to the Merger Agreement or the Merger Transactions in any court other than the Chosen Courts.

The parties to the Merger Agreement agree that irreparable damage would occur if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies (including those as set forth in Section 7.6 of the Merger Agreement) would not be an adequate remedy for any such non-performance or breach. It is accordingly agreed that the parties to the Merger Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Chosen Courts, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to the Merger Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

The right of GreenLight to seek an injunction, specific performance or other equitable relief in connection with enforcing Parent’s obligation to fund the Offer Price and the Merger Consideration and Parent’s and Purchaser’s obligations to cause the Offer Acceptance Time to occur and to effect the Closing (but not the right of GreenLight to seek such injunctions, specific performance or other equitable relief for any other reason) shall be subject to the requirements that (i) all of the Offer Conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to such conditions being able to be satisfied) or waived at the Expiration Time, (ii) Parent and Purchaser fail to consummate the Closing on the date required in the Merger Agreement and (iii) GreenLight has irrevocably confirmed that it would take such actions required of it by the Merger Agreement to cause the Closing to occur.

Rollover Agreement

Certain existing stockholders of GreenLight, each of whom is an accredited investor pursuant to Regulation D (each a “Rollover Investor” and collectively, the “Rollover Investors”), entered into, prior to the execution of the Merger Agreement, those certain Contribution and Exchange Agreements, each dated as of May 29, 2023, with Parent (each a “Rollover Agreement”, and collectively the “Rollover Agreements”), which is qualified in its entirety by reference to the full text of the Contribution and Exchange Agreement, a copy of which is filed as Exhibit (d)(3) to the Schedule TO, pursuant to which each Rollover Investor committed to exchange their shares of GreenLight Common Stock (such stock, “Rollover Shares”) on a 1-to-1 basis for shares of newly authorized Series A-2 Preferred Stock, par value $0.0001 per share of Parent (“Parent A-2 Stock”), effective immediately prior to the Effective Time (as defined in the Merger Agreement) (the “Rollover Closing” and such transaction, the “Rollover”). The Rollover Shares constitute approximately 79.46% of the total issued and outstanding shares of Common Stock as of June 14, 2023. The Rollover Agreements will terminate upon the first to occur of the consummation of the Merger, the date and time that the Merger Agreement is terminated in accordance with its terms and the date and time that the Company Board or the Special Committee makes an Adverse Recommendation Change in accordance with the Merger Agreement.

The below chart lists the current holder of GreenLight Common Stock, the number of shares being rolled as part of the Transactions pursuant to each holder’s respective Rollover Agreement, and the respective ownership percentage of the Surviving Corporation upon the consummation of the Merger.

Please see Schedule I for a list of Shares beneficially owned by the Rollover Investors.

Parent must file an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware prior to the Rollover Closing, in substantially the form attached to the Rollover Agreements (the “Parent Charter”) and in connection therewith Parent and the Rollover Investors will enter into an Investors’ Rights Agreement, in substantially the form attached to the Rollover Agreements (the “Parent IRA”), a Voting Agreement, in substantially the form attached to the Rollover Agreements (the “Parent VA”) and a Right of First Refusal and Co-Sale Agreement, in substantially the form attached to the Rollover Agreements (the “Parent ROFR”, and together with the Parent IRA, Parent VA and Parent Charter, the “Parent Financing Documents”).

Parent Financing Documents

The Parent Financing Documents provide the rights, preferences and privileges for the Parent A-2 Stock, as well as for the Series A-1 Preferred Stock, par value $0.0001 per share (the “Parent A-1 Stock”). The Parent A-1 Stock has been authorized, in the Parent Charter, and will be issuable upon the conversion of the Secured Notes.

The Parent Charter provides rights, preferences, privileges and other terms that are derived from those in the form of Certificate of Incorporation prepared by the National Venture Capital Association (the “NVCA”), including, inter alia, preferential dividends (when, as and if declared by the Board of Directors of Parent), a liquidation preference for the Parent A-1 Stock and Parent A-2 Stock relative to Parent’s common stock, protective provisions, prohibiting Parent from taking certain actions without the consent of the Parent A-1 Stock and/or Parent A-2 Stock, as applicable, anti-dilution protections and terms upon which the Parent A-1 Stock and/or Parent A-2 Stock may voluntarily or mandatorily convert into Parent common stock.

The Parent IRA provides rights, preferences, privileges and other terms that are derived from those in the form of Investors’ Rights Agreement prepared by the NVCA, including rights to require parent to register the Parent A-1 Stock and/or Parent A-2 Stock upon specified events, rights of certain investors to receive certain information, including audited annual financial statements and quarterly unaudited financial statements from Parent and rights of certain investors to purchase their pro rata portion of future offerings of securities by Parent.

The Parent VA provides rights, preferences, privileges and other terms that are derived from those in the form of Voting Agreement prepared by the NVCA, including the right of certain investors to designate a member to Parent’s Board of Directors, provisions requiring stockholders to vote their shares in favor of a sale of the company in the event such sale is approved by the requisite persons and stockholders described in the Parent VA and a provision requiring stockholders to vote their shares in favor of amendments to the Parent Charter in connection with the conversion of the Secured Notes into Parent A-1 Stock.

The Parent ROFR provides rights, preferences, privileges and other terms that are derived from those in the form of Right of First Refusal and Co-Sale Agreement prepared by the NVCA, and requires the Key Holders (as defined in the Parent ROFR) to first offer any shares proposed to be sold by them first to Parent, and then, if Parent purchases fewer than all of such shares, to the holders of Parent A-1 Stock and/or Parent A-2 Stock.

Each of the persons named under column (A) below entered into those certain Note Purchase Agreements with Parent to confirm its commitment to pay to Parent, cash in the amount set forth opposite such person(s)’s name(s) under column (B) (less the amount under column (C)) and were issued by the Advance Notes and made a cash payment to GreenLight in the amount set forth in column (C).

(A) Name	(B) Aggregate Investment Amount ($)	(C) Advance Note Commitment Amount
Fall Line Endurance Fund, LP	$10,000,000.00	$2,880.460.87
S2G Builders Food & Agriculture Fund III, LP	$10,000,000.00	$2,880.460.87
MVIL, LLC	$10,000,000.00	$2,880.460.87
Cormorant Private Healthcare Fund II, LP	$4,829,000.00	$1,390,974.56
Cormorant Global Healthcare Master Fund, LP	$5,171,000.00	$1,489,486.32
Macro Continental, Inc.	$5,000,000.00	$1,440,230.44
Series Greenlight 3, a separate series of BlueIO Growth LLC	$6,075,000.00	$1,749,879,98
Furneaux Capital Holdco, LLC	$200,000.00	$57,609.22
Velocity Financial Group, LLC	$300,000.00	$86,413.83
Lewis and Clark Ventures I, LP	$500.000.00	$144,023.04

Total	$52,075.000.00	$15,000,000.00

13. Purpose of the Offer; Plans for GreenLight.

Purpose of the Offer. The purpose of the Offer is to acquire control of GreenLight and to acquire all of the Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise contributed to Parent pursuant to the Rollover. All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. If the Offer is successful, Purchaser intends to consummate the Merger as promptly as practicable after the Closing.

If you sell your Shares in the Offer, you will cease to have any equity interest in GreenLight or any right to participate in its earnings and future growth. If the Merger is consummated but you do not tender your Shares, you will no longer have an equity interest in GreenLight, and instead will only have the right to receive the Merger Consideration or, to the extent you are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which you are entitled in accordance with Section 262 of the DGCL. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of GreenLight.

Merger Without a Vote of the GreenLight Stockholders. If the Offer is consummated, we do not anticipate seeking the approval of GreenLight’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the stock irrevocably accepted for purchase or exchange pursuant to such offer and received by the depositary prior to the expiration of such offer, together with stock otherwise owned by the acquirer and its affiliates and any rollover stock, equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, then the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of GreenLight in accordance with Section 251(h) of the DGCL.

Appraisal Rights. Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of GreenLight will have the right to demand appraisal of their Shares under the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest, if any, as set forth below.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders should recognize that the value determined in a judicial process could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under the DGCL.

When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, by the Surviving Corporation to the stockholders entitled thereto. Payment shall be made to such holders of Shares represented by certificates upon surrender by those stockholders of the certificates representing their Shares to GreenLight and, in the case of holders of uncertificated Shares, forthwith. Unless such court, in its discretion, determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve Board (as defined below) discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the court, and (2) interest theretofore accrued, unless paid at that time. Section 262 of the DGCL provides that the Court of Chancery shall dismiss the proceedings as to all holders of Shares who are otherwise entitled to appraisal rights unless (1) the total number of Shares entitled to appraisal exceeds 1% of the outstanding Shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL for their Shares, such stockholder must do all of the following:

•

within the later of the consummation of the Offer, which is the date on which Purchaser irrevocably accepts for purchase the Shares tendered pursuant to the Offer, and twenty days after the date of mailing of the Schedule 14D-9, deliver to GreenLight a written demand for appraisal of Shares held, which demand must reasonably inform GreenLight of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer;

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•	strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL.

In the event that any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Offer Price for the Shares. Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. The foregoing discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by Section 262 of the DGCL. A copy of Section 262 of the DGCL is included as Annex A to the Schedule 14D-9. This discussion does not constitute the notice of appraisal rights required by Section 262 of the DGCL.

Going Private Transaction. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. The Rollover Investors and the Company have filed with the SEC the Schedule 13E-3, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9, together with the exhibits, setting forth the Company Board Recommendation and furnishing certain additional related information pursuant to the Exchange Act. The Schedule 13E-3 and the Schedule 14D-9 and any exhibits or amendments may be examined, and copies may be obtained from the SEC in the manner described in Item 7—“Certain Information Concerning GreenLight” and “Item 8 “Certain Information Concerning Parent and Purchaser” above.

Plans for GreenLight. At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Purchaser as of immediately prior to the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or approval. At the Effective Time, the officers of Purchaser as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed or until their earlier death, resignation or approval. At the Effective Time, subject to the applicable terms of the Merger Agreement, the certificate of incorporation of GreenLight as the Surviving Corporation will be amended to read substantially identically to the certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time, and the bylaws of Purchaser, as in effect immediately prior to the Effective Time will be amended to read substantially identically to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be GreenLight Biosciences Holdings, PBC.

Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of GreenLight will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Based on available information, we are conducting a detailed review of GreenLight and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management and personnel, obligations to report under Section 15(d) of the Exchange Act and the delisting of its securities from a registered national securities exchange, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of GreenLight during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of GreenLight’s business, operations, capitalization and management with a view to optimizing development of GreenLight’s potential. Possible changes could include changes in GreenLight’s business, corporate structure, charter, bylaws, capitalization, board of directors, management, business development opportunities, indebtedness or dividend policy, and although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters, Parent, Purchaser and the Surviving Corporation expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments. For more detail on communications between representatives of GreenLight and representatives of Fall Line relating to Fall Line’s expectations regarding the continued operation of GreenLight by senior management and potential equity arrangements between senior management and Parent and GreenLight’s equity program for employees (including members of GreenLight’s senior management) see Section 11 - “Background of the Offer; Past Contacts or Negotiations with GreenLight.”

As of the date of this Offer to Purchase, Fall Line, Parent and members of GreenLight’s senior management have had further discussions with respect to certain matters, including post-closing employment of senior management and the structure and mechanics of potential equity plans and liquidity opportunities for employees, including senior management, and agreements, arrangements or understandings with respect to such matters, but have not, as of the date of this Offer to Purchase, reached any definitive agreements, except as it relates to that certain “Management Carve-Out Plan” as further described in Section 14 - “Certain Information Concerning

Parent and Purchaser. In addition, prior to the closing, Fall Line and Parent and its affiliates may initiate discussions and enter into similar agreements with other executives of GreenLight with respect to the reinvestment of a portion of the amounts to be received by such executives as consideration in connection with the closing of the Offer and the Merger.

Effective as of the Closing, the Parent VA obligates the parties thereto to vote any shares of their capital stock in favor of certain persons designated therein. Fall Line and S2G Builders Food & Agriculture Fund III, LP (“S2G”) are entitled to designate one director each to the board of directors of Parent. Fall Line and S2G are further entitled to designate another director, by mutual agreement, to the board of directors of Parent. Parent’s CEO, Andrey Zarur, shall also serve on Parent’s board of directors, but shall be removed and replaced by a person designated by Parent’s board of directors at such time as Mr. Zarur ceases to act as the CEO of Parent. Finally, the board of directors of Parent shall be entitled to designate one person to Parent’s board of directors; provided that if such person ceases to serve on Parent’s board of directors for any reason, such person shall be replaced by an individual designated by the holders of a majority of the aggregate principal balance outstanding on the Secured Notes.

The Company’s current cash flow situation led to a near-term reduction in force, consisting primarily of employees supporting programs which do not have anticipated short-term value creation events.

Prior to the Offer Acceptance Time, the Compensation Committee of the GreenLight Board (the “Compensation Committee”) will take such steps as are required to cause each employment compensation, severance or other employee benefit arrangement, including all Company Benefit Plans, pursuant to which consideration is payable to any holder of any security of GreenLight to be approved by the Compensation Committee in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the nonexclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Except as described above or elsewhere in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving GreenLight or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of GreenLight or any of its subsidiaries, (iii) any change in the management of GreenLight, (iv) any material change in GreenLight’s capitalization or dividend policy, (v) any other material change in GreenLight’s corporate structure or business, (vi) a class of securities of GreenLight being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of GreenLight being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

14. Certain Effects of the Offer.

Interest in Net Book Value and Net Earnings. If the Offer and the Merger are consummated, the Rollover Investors’ interest in the Company’s net book value and net earnings would increase to 100%, and the Rollover Investors would be entitled to all benefits resulting from that interest, including all income generated by the Company’s operations and any future increase in the Company’s value. Former stockholders of the Company would thereafter have no opportunity to participate in the earnings and growth of the Company and would not have any right to vote on corporate matters. Similarly, after the consummation of the Offer and the Merger, the Rollover Investors would also bear the entire risk of losses generated by the Company’s operations and any decrease in the value of the Company, and former stockholders of the Company would not face the risk of losses generated by the Company’s operations or decline in the value of the Company.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Parent and Purchaser intend to consummate the Merger as promptly as practicable following the Offer Acceptance Time.

Nasdaq Listing. The Surviving Corporation shall cause the GreenLight Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. While we intend to consummate the Merger as soon as practicable after the Acceptance Time, if the Offer is consummated but the Merger does not occur, the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of GreenLight to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by GreenLight to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement pursuant to Section 14(a) thereof in connection with a shareholder’s meeting and the related requirement to furnish an annual report to shareholders, and the requirements of Rule 13e-3 thereof with respect to “going private” transactions, no longer applicable to the Company. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing.

Parent intends to seek to cause GreenLight to apply for termination of registration of the Shares as soon as possible after consummation of the Merger if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by GreenLight to its stockholders and to the SEC and would ultimately make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to GreenLight. Furthermore, the ability of “affiliates” of GreenLight and persons holding “restricted securities” of GreenLight to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

15. Dividends and Distributions.

As discussed in Section 12 - “The Merger Agreement; Other Agreements,” the Merger Agreement prohibits the declaration or payment of any dividend or other distribution with respect to GreenLight capital stock or equity interests without Parent’s prior consent.

16. Certain Conditions of the Offer.

Purchaser is not required to (and Parent shall not be required to cause Purchaser to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), pay for any Shares pursuant to the Offer if any of the following conditions exist or have occurred and are continuing at the scheduled Expiration Date (the “Offer Conditions”):

(a)	the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been

“received” by the “depository,” as such terms are defined in Section 251(h)(6) of the DGCL) do not represent at least (x) a majority of the outstanding Shares, not otherwise owned by Purchaser, its “affiliates” (as defined in Section 251(h)(6) of the DGCL) or the Rollover Investors, and (y) that number of the Shares outstanding immediately following the consummation of the Offer that, together with the Shares owned by Purchaser, its “affiliates” (as defined in Section 251(h)(6) of the DGCL) and the Rollover Investors, equals at least such percentage of the Shares, and of each class or series thereof, that would be required to adopt the Merger Agreement under the DGCL and the company Organizational Documents (such conditions the “Minimum Condition”);

(b)

Any order shall have been issued (and still be in effect) by any Governmental Authority of competent jurisdiction preventing the consummation of the Offer or the Merger, or any Law shall have been enacted or deemed applicable to the Offer or the Merger (and still be in effect) by any Governmental Authority that prohibits or makes illegal the consummation of the Offer or the Merger;

(c)	with respect to the representations and warranties of GreenLight set forth in the Merger Agreement:

1)

the representations and warranties of GreenLight set forth in Section 3.2(a) (Capitalization) of the Merger Agreement regarding GreenLight’s capitalization shall not be true and correct in all respects, other than inaccuracies that are de minimis in amount (meaning that such inaccuracies, collectively, would not result in more than a de minimis increase in the aggregate consideration payable by Parent and Purchaser as contemplated by Article I and Article II of the Merger Agreement), as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

2)

each of the representations and warranties of GreenLight set forth in Section 3.1 (Organization and Good Standing), Section 3.3 (Authority), Section 3.21 (Brokers and Financial Advisors), Section 3.25 (State Takeover Laws) and Section 3.29 (No Rights Plan) of the Merger Agreement shall not be true and correct in all material respects as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); or

3)

each of the other representations and warranties of GreenLight set forth the Merger Agreement other than those sections specifically identified in clauses (1) through (2) of this paragraph (c), shall not be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (3), where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as described in Section 12 - “The Merger Agreement; Other Agreements - Representations and Warranties”);

(d)

GreenLight shall not have complied with or performed in all material respects each of its obligations required to be complied with or performed by it prior to the Expiration Date under the Merger Agreement and such failure to comply or perform shall not have been cured by the Expiration Date;

(e)	a Company Material Adverse Effect shall have occurred after the date of the Merger Agreement;

(f)	the Merger Agreement shall have been terminated in accordance with its terms; or

(g)

Parent shall not have received a certificate signed on behalf of GreenLight by the Chief Executive Officer or Chief Financial Officer of GreenLight, certifying that none of the conditions set forth in clause (c), (d) or (e) hereof shall have occurred.

Without limiting the rights and restrictions in Merger Agreement, Parent and Purchaser expressly reserve the right, in their sole discretion, to (A) increase the Offer Price or (B) waive any Offer Condition, except that, neither Parent nor Purchaser shall (without the prior written consent of the GreenLight): (i) reduce the maximum number of shares of GreenLight common stock sought to be purchased in the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Condition, (iv) impose conditions to the Offer that are in addition to the Offer Conditions, or modify or amend any existing Offer Condition in a manner adverse to the holders of the GreenLight common stock (v) except as otherwise required or permitted by Section 1.1(d) of the Merger Agreement, extend or otherwise change the Expiration Date, (vi) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, (vii) increase the Offer Price, except in response to an Adverse Recommendation Change (as defined in the Merger Agreement) or upon GreenLight’s delivery to Parent of a notice of a Superior Proposal (as defined in the Merger Agreement), (viii) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL or (ix) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of GreenLight common stock. The Offer may not be terminated prior to its scheduled Expiration Date, unless the Merger Agreement is terminated in accordance with Article VII of the Merger Agreement.

17. Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 17, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on its examination of publicly available information filed by GreenLight with the SEC and other publicly available information concerning GreenLight, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to GreenLight’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to GreenLight’s business, or certain parts of GreenLight’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 16 - “Certain Conditions of the Offer.”

State Takeover Statutes. A number of states (including Delaware, where GreenLight is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, GreenLight is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL (“Section 203”) restricts an “interested stockholder” (including a person who has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The GreenLight Board approved for purposes of Section 203 the Merger Agreement and the consummation of the transactions contemplated thereby.

Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any such state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and GreenLight, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 16 - “Certain Conditions of the Offer.”

United States Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the related rules and regulations that have been promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. These requirements of the HSR Act do not apply to Purchaser’s acquisition of the Shares in the Offer and the Merger.

18. Fees and Expenses.

Parent and Purchaser have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

The following is an estimate of fees and expenses to be incurred by the Purchaser in connection with the transactions contemplated by the Merger Agreement:

Type of Fee	Amount
Filing Fees	$2,000.00
Depositary and Paying Agent	$20,000.00
Information Agent (including mailing and advertisement cost)	$25,000.00
Printing and other	$60,000.00

Total	$107,000.00

The Purchaser also anticipates that it will incur legal expenses in connection with the Offer and the Merger. The Company will incur its own fees and expenses in connection with the Offer. If the Offer Acceptance Time occurs, as promptly as reasonably practicable thereafter, the Company must reimburse Parent for the Parent Expenses.

19. Conduct of the Company’s Business If the Offer Is Not Consummated

If the Offer is not consummated, we will re-evaluate our options with respect to GreenLight. In particular, we may, among other things:

•	not take any action at that time, including not purchasing any additional Shares; and/or

•	make a new tender offer.

If we were to pursue either of these alternatives, it might take considerably longer for the public shareholders to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. No assurance can be given that any of such alternatives will be pursued or as to the price per Share that may be paid in any such future acquisition of the Shares or the effect any such actions could have on trading price of the Shares.

20. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such state and to extend the Offer to holders of Shares in such state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, GreenLight or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 - “Certain Information Concerning GreenLight.”

The Company has filed with the SEC the Schedule 13E-3, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9, together with the exhibits, setting forth the Company Board Recommendation and furnishing certain additional related information pursuant to the Exchange Act. The Schedule 13E-3 and the Schedule 14D-9 and any exhibits or amendments may be examined, and copies may be obtained from the SEC in the manner described in “Section 7—Certain Information Concerning GreenLight.”

SCHEDULE I

Directors and Executive Officers of Parent and Purchaser and Certain Related Parties

The following schedule describes the relationships between Purchaser, Parent, Fall Line, Fall Line GP and certain of their affiliates, and sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer of the entities described below. Unless otherwise indicated, the current business address of each entity and person is c/o 160 Bovet Road, Suite 310, San Mateo, CA 94402 and the current telephone number is (650) 235-4032.

1. The following entities were formed in connection with the proposed acquisition of GreenLight by affiliates of Fall Line:

Entity	State of Formation	Controlled By	Management
SW MergerCo, Inc. (“Purchaser”)	Delaware	SW ParentCo, Inc., as sole stockholder	Board of Directors
SW ParentCo, Inc. (“Parent”)	Delaware	Fall Line Endurance Fund, LP, as sole stockholder	Board of Directors

The executive officers of each of the foregoing entities are as follows:

Entity	Name	Position(s)	Tenure
Purchaser	Clay Mitchell United States	President, Chief Financial Officer and Secretary	2023 – Present
Parent	Clay Mitchell United States	President, Chief Financial Officer and Secretary	2023 – Present

The board of directors of each of the foregoing entities consists of Clay Mitchell. Certain information regarding Mr. Mitchell is set forth below.

Name	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the past Five Years
Clay Mitchell	USA	Clay Mitchell is a member of Fall Line GP. Mr. Mitchell is also a co-founder and a Managing Director at Fall Line Capital, LLC (“Fall Line Capital”), a private equity firm focused on investments in farmland and agricultural technologies. Mr. Mitchell, together with Mr. O’Brien (as described below) founded Fall Line Capital in 2011 and has worked at Fall Line Capital since 2011. Mr. Mitchell has a BS in Biomedical Engineering from Harvard College and a Masters in Agronomy from Cornell University where he was a Saltonstall Fellow in Agronomy.

2. Fall Line Endurance Fund, LP (“Fall Line”) is a Delaware limited partnership. Fall Line owns all of the issued and outstanding capital stock of Parent. Fall Line Endurance GP, LLC, a Delaware limited liability company (“Fall Line GP”), is the general partner of Fall Line and exercises control over Fall Line. Mr. Clay Mitchell and Mr. Eric O’Brien are the sole members of Fall Line GP.

Entity	State of Formation	Controlled By	Management
Fall Line Endurance Fund, LP	Delaware	Fall Line Endurance GP, LLC, as general manager	General Manager managed
Fall Line Endurance GP, LLC	Delaware	Clay Mitchell, as a member Eric O’Brien, as a member	Member managed

Name, Country of Citizenship and Position	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Clay Mitchell United States Managing Director	See information regarding Mr. Mitchell in Section 1 of this Schedule I above.

Eric O’Brien United States Managing Director	Mr. O’Brien is a member of Fall Line GP and is a co-founder and has served as Managing Director of Fall Line Capital, a private equity firm focused on investments in farmland and agricultural technologies, since June 2011. Mr. O’Brien has served as a member of the board of directors of GreenLight and as a member of its compensation committee since February 2022. Mr. O’Brien served as a member of the GreenLight board of directors from June 2019 until GreenLight went public in February 2022. Mr. O’Brien has served on the boards of directors of many public and private companies, including PCH International Company, a custom design manufacturing company, from September 2008 to December 2016; Aquantia Corporation, a manufacturer of high-speed transceivers, from December 2005 to April 2015; Evolv, Inc. (now Cornestone OnDemand), a workforce performance solution analytics company, from January 2008 to November 2014; Partners in School Innovation, a non-profit service organization, from June 2002 to June 2014; and Lemon, Inc., a mobile wallet developer, from September 2008 to December 2013. Prior to his role at Fall Line Capital, Mr. O’Brien was the Managing Director of Lightspeed Venture Partners, a venture capital firm, from February 2000 to December 2011. Mr. O’Brien earned his M.B.A. from the Stanford University Graduate School of Business and an A.B. in Economics from Harvard College.

Security Ownership Of Certain Beneficial Owners

Each of Fall Line, Fall Line GP and Messrs. Mitchell and O’Brien beneficially own 11,452,834 shares of common stock of GreenLight. In addition, by virtue of the Rollover Agreements, each of Parent, Purchaser, Fall Line, Fall Line GP and Messrs. Mitchell and O’Brien may be deemed to beneficially own shares of common stock of GreenLight held by the other Rollover Investors.

The following table sets forth (to the best of Purchaser’s knowledge): (i) certain information with respect to the Shares beneficially owned by Fall Line, Fall Line GP, Parent, Purchaser, the Rollover Investors and, their respective directors and officers; and (ii) the purchases of Shares by Fall Line, Fall Line GP, Parent, the Purchaser the Rollover Investor and, their respective directors and officers during the past 60 days. The security ownership information in the table below is given as of the date of this Offer to Purchase and, in the case of percentage ownership information, is based on 151,681,314 Shares outstanding as of June 14, 2023. Beneficial ownership is determined in accordance with the rules of the SEC (except as noted below).

Shares Beneficially Owned
Beneficial Owner	Shares Owned	Rights to Acquire (1)	Percentage of Beneficial Ownership

	Securities Ownership
Filing Person	Number		Percent	Securities Transactions for the Past 60 Days
S2G Ventures Fund I, L.P.	2,087,043	(1)	1.38%	None
S2G Ventures Fund II, L.P.	8,582,284	(1)	5.66%	None
S2G Builders Food & Agriculture Fund III, L.P.	11,551,245	(1)	7.62%	None
Builders GRNA Holdings, LLC	127,551	(1)	*	None
Morningside Venture Investments Ltd.	16,919,155	(2)	11.15%	None
MVIL, LLC	1,000,000	(2)	*	None
Fall Line Endurance Fund, LP	11,452,834	(3)	7.55%	None
Kodiak Venture Partners III, L.P.	9,573,157	(4)	6.31%	None
Kodiak III Entrepreneurs Fund, L.P.	236,741	(4)	*	None
MLS Capital Fund II, L.P.	5,818,575	(5)	3.84%	None
Neglected Climate Opportunities, LLC	4,041,280	(6)	2.66%	None
Prelude Ventures LLC	3,189,151	(7)	2.10%	None
Insud Pharma, S.L.	2,551,020	(8)	1.68%	None
Tao Invest V LLC	1,836,847	(9)	1.21%	None
Tao Invest III LLC	834,817	(9)	*	None
Lewis & Clark Plant Sciences Fund I, LP	1,816,746	(10)	1.20%	None
Lewis & Clark Ventures I, LP	557,632	(10)	*	None
Xeraya Cove Ltd.	1,734,277	(11)	1.14%	None
The Board of Trustees of the Leland Stanford Junior University	1,687,374	(12)	1.11%	None
CG Investments Inc. VI	1,552,500	(13)	1.02%	None
Boscolo Intervest Limited	1,520,408	(14)	1.00%	None
New Stuff LLC	500,000	(15)	*	None
New Stuff Deux LLC	306,122	(15)	*	None
Michael Steinberg	91,842	(16)	*	None
Rosemary Sagar (BlueIO investor)	208,704	(17)	*	None
Lorenzo Aulisa	2,697	(18)	*	None
Himanshu Hemant Dhamankar	27,255	(19)	*	None
Serum Institute	1,000,000	(20)	*	None
Nicholas J. Skizim	26,965	(21)	*	None
Jason M. Gillian	28,732	(22)	*	None
Ifeyinwa Iwuchukwu	14,886	(23)	*	None
Karthikeyan Ramachandriya	47,000	(24)	*	None
Macro Continental, Inc.	1,416,895	(25)	*	None
Malacca Jitra PTE Inc.	1,368,301	(25)	*	None
Rivas Ventures LLC	3,515,333	(25)	2.32%	None
Anna Senczuk	9,984	(26)	*	None
Alfa Holdings, Inc.	100,000	(27)	*	None
Ricardo A. Sagrera	220,663	(27)	*	(27)
Sweta Gupta	2,329	(28)	*	None
Caitlin Macadino	28,821	(29)	*	None
Marta Ortega-Valle	29,798	(30)	*	None
Roger Richard	69,888	(31)	*	None
Alexandria Venture Investments, LLC	1,609,909	(32)	1.06%	None
Michael Ruettgers Revocable Trust as amended and restated	206,629	(33)	*	None
Cormorant Global Healthcare Master Fund, LP	4,751,020	(34)	3.13%	None
Cormorant Private Healthcare Fund II, LP	4,437,639	(34)	2.93%	None
Continental Grain Company	2,387,044	(35)	1.57%	None
Conti Greenlight Investors, LP	4,102,198	(35)	2.70%	None

	Securities Ownership
Filing Person	Number		Percent	Securities Transactions for the Past 60 Days
Cummings Foundation, Inc.	1,275,510	**	*	None
Grupo Ferrer Internacional, S.A.	1,094,248	**	*	None
Sage Hill Investors	1,000,000	**	*	None
Series GreenLight 2, a separate series of BlueIO Growth LLC	569,423	**	*	None
Series Greenlight, a separate series of BlueIO Growth LLC	500,890	**	*	None
Lupa Investment Holdings, LP	367,369	**	*	None
RPB Ventures, LLC	300,000	**	*	None
Velocity Financial Group	292,186	**	*	None
David Brewster	172,500	**	*	None
Furneaux Capital Holdco, LLC	188,134	**	*	None
Deval Patrick	172,500	**	*	None
Samambaia Investments Limited	159,493	**	*	None
Carole S. Furneaux	150,000	**	*	None
Rodrigo Aguilar	85,330	**	*	(36)
Matthew Walker	63,775	**(37)	*	None
Dennis Clarke	25,510	**	*	None
Eric Anderson	25,510	**	*	None
Riverroad Capital Partners	12,010	**	*	None
Steve Naugler	8,157	**	*	None
Maria Lurantos	4,015	**	*	None

*	Less than 1%
**	Based on information provided by GreenLight
(1)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Builders Vision, LLC.
(2)

Based on Schedule 13D, filed with the SEC on June 7, 2023 by Morningside Venture Investments Limited and MVIL, LLC, among others. In such Schedule 13D, Morningside Venture Investments Limited reported beneficially owning 16,919,155 Shares, however only 15,919,155 of such Shares are Rollover Shares.

(3)

As reported by the Schedule 13D/A filed with the SEC on June 16, 2023 by Fall Line Endurance, LP, Fall Line Endurance, LP owns the reported shares, which consists of 11,452,834 shares of common stock. The shares are also beneficially owned by Fall Line Endurance GP, LLC, Eric O’Brien and Clay Mitchell. In addition, Mr. O’Brien holds 41,667 options to purchase Shares that are exercisable within 60 days of June 16, 2023. Such options are not included in the Rollover Shares.

(4)	Based on Schedule 13D/A, filed with the SEC on June 5, 2023 by Kodiak Venture Partners III, L.P. and Kodiak III Entrepreneurs Fund, L.P., among others.
(5)	Based on Schedule 13D, filed with the SEC on June 6, 2023 by MLS Capital Fund II, L.P. and MLSCF II (GP) (Labuan), LLP.
(6)	Based on Schedule 13D, filed with the SEC on June 7, 2023 by The Jeremy and Hannelore Grantham Environmental Trust and Neglected Climate Opportunities LLC.
(7)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Prelude Fund, LP and Prelude Ventures LLC.
(8)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Prelude Fund, LP and Prelude Ventures LLC.
(9)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Tao Capital Management LP, Tao Invest III LLC and Tao Invest V LLC.
(10)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Lewis & Clark Ventures I, LP and Lewis & Clark Plant Sciences Fund I, LP.
(11)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Xeraya Cove Ltd and Fares Zahir.
(12)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by The Board of Trustees of the Leland Stanford Junior University.

(13)	Based on Schedule 13D, filed with the SEC on June 12, 2023 by CG Investments Inc. VI.
(14)	Based on Schedule 13D, filed with the SEC on June 9, 2023 by Boscolo Intervest Limited, among others.
(15)

Based on Schedule 13D, filed with the SEC on June 8, 2023 by New Stuff LLC and New Stuff Deux LLC. New Stuff Deux LLC reported holdings of 306,122 shares, however only 306,112 of such shares are Rollover Shares.

(16)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Michael Steinberg.
(17)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Rosemary Sagar.
(18)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Lorenzo Aulisa.
(19)

Based on Schedule 13D, filed with the SEC on June 8, 2023 by Himanshu Hemant Dhamankar. In addition, Mr. Dhamankar holds 61,337 options to purchase Shares that are exercisable within 60 days of June 16, 2023. Such options are not included in the Rollover Shares.

(20)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Serum Life Sciences Ltd.
(21)

Based on Schedule 13D, filed with the SEC on June 8, 2023 by Nicholas J. Skizim. In addition, Mr. Skizim holds 23,720 options to purchase Shares that are exercisable within 60 days of June 16, 2023. Such options are not included in the Rollover Shares

(22)

Based on Schedule 13D, filed with the SEC on June 8, 2023 by Jason M. Gillian. In addition, Mr. Gillian holds 9,969 options to purchase Shares that are exercisable within 60 days of June 16, 2023. Such options are not included in the Rollover Shares.

(23)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Ifeyinwa Jane Iwuchukwu.
(24)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Karthikeyan Ramachandriya Dharman.
(25)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Macro Continental, Inc., Malacca Jitra PTE Inc., Rivas Ventures LLC among others.
(26)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Anna Senczuk.
(27)

Based on Schedule 13D, filed with the SEC on June 8, 2023 by Alfa Holdings, Inc., Ricardo A. Sagrera. On April 27, 2023 and May 4, 2023, Mr. Sagrera purchased 16,638 Shares at $0.30 per share and 50,000 Shares at $0.24 per share, respectively. In such Schedule 13D, Mr. Sagrera reported beneficially owning 220,663 Shares, however only 93,860 of such Shares are Rollover Shares.

(28)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Sweta Gupta.
(29)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Caitlin Macadino.
(30)

Based on Schedule 13D, filed with the SEC on June 6, 2023 by Marta Ortega-Valle. In addition, Ms. Ortega-Valle holds 571,892 options to purchase Shares that are exercisable within 60 days of June 16, 2023. Such options are not included in the Rollover Shares.

(31)	Based on Schedule 13D, filed with the SEC on June 7, 2023 by Roger Richard.
(32)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Alexandria Real Estate Equities, Inc. and Alexandria Venture Investments, LLC.
(33)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Michael Ruettgers.
(34)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Cormorant Global Healthcare Master Fund, LP and Cormorant Global Healthcare GP, LLC, among others.
(35)	Based on Schedule 13D, filed with the SEC on June 8, 2023 by Continental Grain Company, Conti Greenlight Investors, L.P. and Conti Greenlight LLC
(36)	On May 17, 2023, Rodrigo Aguilar purchased 52,631 shares of Common Stock at $0.20 per share.
(37)	Matthew Walker holds 41,667 options to purchase Shares that are exercisable within 60 days of June 16, 2023. Such options are not included in the Rollover Shares.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of GreenLight or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

Mail or deliver the Letter of Transmittal, together with the certificate(s) (if any) representing your shares, to:

If delivering by mail:	If delivering by express mail, courier, or other expedited service:
Continental Stock Transfer & Trust Company 1 State Street Plaza- 30th Floor New York, NY 10004 Facsimile: (212) 616-7616 Attention: Compliance Department	Continental Stock Transfer & Trust Company 1 State Street Plaza- 30th Floor New York, NY 10004 Facsimile: (212) 616-7616 Attention: Compliance Department

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

You may call MacKenzie Partners, Inc., the Information Agent for the Offer, toll-free at 1-800-322-2885. Banks and brokers may call collect at 1-212-929-5500.